Exhibit 10.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
Dated as of June 29, 2006
by and among
CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED,
CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED,
CPA 14 ACQUISITION INC.,
CPI HOLDINGS INCORPORATED
and
CPA 12 MERGER SUB INC.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

EXHIBIT A:	FORM OF SALE AGREEMENT
EXHIBIT B:	FORM OF INDEMNIFICATION AGREEMENT
EXHIBIT C:	FORM OF ARTICLES OF MERGER
ANNEX A:	CPA:12 ASSETS TO BE SOLD TO WP CAREY

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INDEX OF DEFINED TERMS

Acquisition	2
Acquisition Common Stock	52
Advisory Agreement	40
Affiliate	49
Agreement	2
Alternate Merger	2
Articles of Merger	2
Cash Exchange Ratio	2
CERCLA	13
Claim	38
Closing	2
Closing Date	2
Commitment	30
Common Stock Exchange Ratio	2
Competing Transaction	37
CPA	2
12	2
12 Bylaws	6
12 Charter	6
12 Common Stock	2
12 Disclosure Letter	6
12 Intangible Property	12
12 Leases	16
12 Material Adverse Effect	5
12 Material Contracts	17
12 Permits	10
12 Properties	14
12 Property	14
12 Property Restrictions	15
12 Rent Roll	15
12 SEC Documents	8
12 Stockholder Approval	16
12 Stockholder Meeting	7
12 Stockholders	2
12 Subsidiary	49
14	2
14 Break-Up Expenses	45
14 Bylaws	18
14 Charter	18
14 Common Stock	2
14 Disclosure Letter	18
14 Intangible Property	24
14 Leases	27
14 Material Adverse Effect	18
14 Material Contracts	28
14 Permits	21
14 Properties	26
14 Property	26
14 Property Restrictions	26
14 Rent Roll	26
14 SEC Documents	20
14 Stockholder Approval	27
14 Stockholder Meeting	19
14 Stockholders	19
14 Subsidiary	49
Dissenting Shares	3
Dissenting Stockholder	3
Effective Time	2
Employee Benefit Plans	49
Environmental Law	13
Exchange Act	8
Exchange Fund	4
Expense Amount	46
Form S-4	34
GAAP	8
Governmental Entity	4
Hazardous Material	13
Holdings	2
Holdings Common Stock	50
Indemnification Agreement	2
Indemnified Parties	38
IRS	49
Joint Proxy Statement/Prospectus	34
Knowledge	49
Law	49
Lien	6
Merger	2
Merger Consideration	2
Merger Sub	2
Merger Sub Common Stock	52
MGCL	2
Paying and Exchange Agent	4
PCBs	13
Person	49
Qualifying Income	46
REIT	11
Release	13
Reorganization Opinions	3
Sale Agreement	2
Sale of Assets	2
SEC	8
Securities Act	8
SOX Act	8
Special Distribution	2
Subsidiary	49
Superior Competing Transaction	37
Surviving Company	2, 50
Takeover Statute	17
Tax	49

Tax Protection Agreement	49
Tax Return	50
Termination Date	43
Transaction Documents	7
Transfer and Gains Taxes	38
Voting Debt	50
     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 29, 2006, by and among Corporate Property Associates 14 Incorporated, a Maryland corporation (“CPA:14”), Corporate Property Associates 12 Incorporated, a Maryland corporation (“CPA:12”), CPA 14 Acquisition Inc., a Maryland corporation (“Acquisition”), CPI Holdings Incorporated, a Maryland corporation (“Holdings”) and CPA 12 Merger Sub Inc., a Maryland corporation (“Merger Sub”).
RECITALS
     A. Holdings, Acquisition, Merger Sub, CPA:12 and CPA:14 intend to, upon the terms and subject to the conditions set forth in this Agreement, merge CPA:12 with and into CPA:14, with CPA:14 continuing as the surviving entity in the merger (the “Merger”).
     B. This Agreement has been approved by the respective boards of directors of CPA:12, CPA:14, Merger Sub, Holdings and Acquisition.
     C. For U.S. federal income Tax purposes, it is intended that (a) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (b) this Agreement constitutes, and is hereby adopted as, a plan of reorganization within the meaning of Section 354 of the Code, and (c) CPA:14 and CPA:12 will each be a party to such reorganization within the meaning of Section 368(b) of the Code.
     D. In the event CPA:14 and CPA:12 do not receive opinions of counsel that the Merger will qualify as a reorganization under the Code, (i) Merger Sub will be merged with and into CPA:12 whereupon CPA:12 will be the surviving company and Merger Sub will cease to exist and (ii) Acquisition will be merged with and into CPA:14 whereupon CPA:14 will be the surviving company and Acquisition will cease to exist (together, the “Alternate Merger”).
     E. Prior to the Merger, CPA:12 intends (a) to sell the assets listed on Annex A to W. P. Carey & Co. LLC in exchange for cash and the assumption of debt (the “Sale of Assets”) pursuant to an Agreement for Sale and Purchase between the parties dated as of June 29, 2006 (the “Sale Agreement”), in substantially the form set forth as Exhibit A, and (b) to make a pro rata special distribution to the CPA:12 Stockholders of (i) the initial proceeds of the Sale of Assets and (ii) the right to receive the additional consideration contemplated by Section 6 of the Sale Agreement (collectively, the “Special Distribution”).
     F. As a condition and inducement to the willingness of CPA:14 to enter into this Agreement and consummate the transactions contemplated hereby, CPA:14 has required Carey Asset Management Corp. to enter into an indemnification agreement, of even date herewith (the “Indemnification Agreement”), in substantially the form set forth as Exhibit B.
     G. The parties desire to make certain representations, warranties and agreements in connection with the Merger.
AGREEMENT
     In consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER
     Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 3-114 of the Maryland General Corporation Law (the “MGCL”) and subject to the applicability of Article X, CPA:12 shall be merged with and into CPA:14, with CPA:14 being the surviving entity (the “Surviving Company”).
     Section 1.2. Closing. The closing (the “Closing”) of the Merger will take place commencing at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article V (the “Closing Date”), at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, unless another date or place is agreed to in writing by the parties hereto.
     Section 1.3. Effective Time. Upon the terms and subject to the conditions set forth herein, as part of the Closing CPA:12 and CPA:14 shall execute Articles of Merger ( the “Articles of Merger”) in substantially the form attached hereto as Exhibit C and shall file such Articles of Merger in accordance with the MGCL with the State Department of Assessments and Taxation of Maryland and shall make all other filings and recordings required under such statute with respect to the Merger. The Merger shall become effective (the “Effective Time”) at such times as CPA:12 and CPA:14 shall agree should be specified in the Articles of Merger; provided, that such time does not exceed 30 days after the Articles of Merger are accepted for record. Unless otherwise agreed, the parties shall cause the Effective Time to occur on the Closing Date.
     Section 1.4. Charter and Bylaws. The CPA:14 Charter and CPA:14 Bylaws as in effect immediately prior to the Effective Time of the Merger, shall, except for any required amendments, continue in full force and effect after the Merger as the charter and bylaws of the Surviving Company, until further amended in accordance with the respective terms of such charter and bylaws and applicable Maryland Law.
     Section 1.5. Merger Consideration.
     (a) By virtue of the Merger and without any further action on the part of CPA:12, CPA:14, or any stockholder of CPA:12 (the “CPA:12 Stockholders”), each share of CPA:12’s common stock, $.001 par value per share (“CPA:12 Common Stock”), outstanding immediately prior to the Effective Time shall be cancelled and, in exchange for cancellation of such share, the rights attaching to such share shall be converted into the right to receive, at the election of each CPA:12 Stockholder, either: (i) subject to the application of Article X, that number of shares of CPA:14’s common stock, $.001 par value per share (“CPA:14 Common Stock”) equal to the product of (A) the number of shares of CPA:12 Common Stock owned by such CPA:12 Stockholder and (B) 0.8692 (the “Common Stock Exchange Ratio”) together with any cash in lieu of fractional shares; or (ii) an amount of cash equal to the product of (A) the number of shares of CPA:12 Common Stock owned by such CPA:12 Stockholder and (B) $10.30 (the “Cash Exchange Ratio”) (the “Merger Consideration”). CPA:12 Stockholders must make their election at the time they cast their vote either in favor of or against the Merger and such election may be revoked as set forth in the Joint Proxy Statement/Prospectus (as defined herein). CPA:12 Stockholders who do not vote with respect to the Merger or who abstain from voting with respect to the Merger will be deemed to have elected to receive CPA:14 Common Stock pursuant to Section 1.5(a)(i) above.
     (b) At the Effective Time, all shares of CPA:12 Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of CPA:12

Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration described above.
     (c) In the event counsels to CPA:12 and CPA:14 are unable to deliver the opinions set forth in Sections 5.2(f) and 5.3(f), respectively, that the transaction described in Section 1.1 through Section 1.5 will qualify as a reorganization within the meaning of Section 368(a) of the Code (the “Reorganization Opinions”), then, in addition to the transactions contemplated by Section 1.1 through Section 1.5, the provisions of Article X shall apply. The provisions of Article X shall apply if and only if counsels to CPA:12 and CPA:14 are unable to deliver the Reorganization Opinions.
     Section 1.6. Dissenters Rights.
     (a) Notwithstanding any provision of this Agreement to the contrary, to the extent that the right to demand payment of fair value of the CPA:12 Common Stock in connection with the Merger is available under the MGCL, any outstanding shares of CPA:12 Common Stock (“Dissenting Shares”) held by a Dissenting Stockholder shall not be converted into the Merger Consideration but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the MGCL; provided, however, that each share of CPA:12 Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Stockholder who, after the Effective Time, withdraws his demand or fails to perfect or otherwise loses his right to receive payment of fair value, pursuant to the MGCL, shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, in the form of CPA:14 Common Stock, without interest. As used in this Agreement, “Dissenting Stockholder” means any record holder or beneficial owner of shares of CPA:12 Common Stock who is entitled to demand and receive payment of the fair value of such holder’s shares pursuant to Section 3-202 of the MGCL and who does not vote for the Merger and complies with all provisions of the MGCL (including all provisions of Section 3-203 of the MGCL) concerning the right of holders of shares of CPA:12 Common Stock to object to the Merger and obtain fair value for their shares.
     (b) CPA:12 shall give CPA:14 (i) prompt notice of any demands for payment of fair value pursuant to the applicable provisions of the MGCL received by CPA:12, attempted withdrawals of such demands, and any other instruments served pursuant to the MGCL and received by CPA:12 relating to rights of appraisal and (ii) the opportunity to participate in and direct the conduct of all negotiations and proceedings with respect to demands for payment of fair value under the MGCL. CPA:12 shall not, except with the prior written consent of CPA:14, make any payment with respect to any such demands for payment of fair value, or settle, or offer to settle, or otherwise negotiate any such demands for payment of fair value.
     Section 1.7. Adjustments to Common Stock Ratio and Cash Exchange Ratio. The Common Stock Ratio and Cash Exchange Ratio shall be adjusted to reflect fully the effect of any reclassification, combination, subdivision, share split, reverse split, share dividend (including any share dividend or distribution of securities convertible into CPA:12 Common Stock), reorganization, recapitalization or other like change with respect to CPA:12 Common Stock (or for which a record date is established) after the date hereof and prior to the Effective Time.
     Section 1.8. Recordation of Exchange; Payment of Merger Consideration.
     (a) Delivery of CPA:14 Common Stock. As soon as practicable following the Effective Time, CPA:14 shall cause the transfer agent for the CPA:14 Common Stock to record the transfer on the stock records of CPA:14 the amount of CPA:14 Common Stock issuable as Merger Consideration to each holder of CPA:12 Common Stock pursuant to proper election made by such holder pursuant to Section 1.5(a).
     (b) Paying Agent and Exchange Agent. Prior to the Effective Time, CPA:14 shall designate a bank or trust company reasonably acceptable to CPA:12 to act as agent for the payment of the Merger Consideration (the “Paying and Exchange Agent”). CPA:14 shall take all steps necessary to enable, and shall cause, the Surviving Company to provide to the Paying and Exchange Agent immediately following the Effective Time the cash portion of the Merger Consideration payable upon cancellation of the CPA:12 Common Stock pursuant to Section 1.5. The funds deposited with the Paying and Exchange Agent in respect of the Merger Consideration is hereinafter referred to as the “Exchange Fund.” As soon as practicable after the Effective Time, the Paying and Exchange Agent shall pay to each holder of CPA:12 Common Stock the amount of cash such holder is entitled to receive pursuant to proper election made by such holder pursuant to Section 1.5(a).
     (c) No Interest. No interest shall be paid or shall accrue on the Merger Consideration, or unpaid dividends declared in respect of the CPA:12 Common Stock and with a record date prior to the Effective Time and which remain unpaid at the Effective Time.
     (d) No Further Ownership Rights. All Merger Consideration paid by CPA:14 in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the CPA:12 Common Stock in respect of which such Merger Consideration was paid. At the close of business on the day on which the Effective Time occurs, the share transfer books of CPA:12 shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Company of the shares of CPA:12 Common Stock that were outstanding, immediately prior to the Effective Time.
     (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of CPA:12 Common Stock one year after the Effective Time shall be delivered to CPA:14 or its designated Affiliate, upon demand, and any holder of CPA:12 Common Stock who has not theretofore complied with this Article I shall thereafter look only to the Surviving Company or its successor in interest for payment of its claim for Merger Consideration.
     (f) No Liability. Neither CPA:14 nor the Surviving Company shall be liable to any person for any part of the Merger Consideration or for dividends or distributions with respect thereto delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares five years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Federal, state, local government, or agency or any court, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), shall, to the extent permitted by applicable Law, become the property of CPA:14 or its designated Affiliate free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
     (g) Investment of Exchange Fund. The Paying and Exchange Agent shall invest any cash included in the Exchange Fund, as directed by CPA:14, on a daily basis; provided, however, that such investments shall be in (i) obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (iii) certificates of deposit maturing not more than 180 days after the date of purchase issued by a bank organized under the Laws of the United States or any state thereof having a combined capital and surplus of at least $3,000,000,000 or (iv) a money market fund having assets of at least $500,000,000. Any interest and other income resulting from such investments shall be the property of, and paid to, CPA:14 or its designated Affiliate.
     (h) Withholding Rights. The Surviving Company or the Paying and Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of CPA:12 Common Stock, such amounts as it is required to withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so withheld shall be paid over to the applicable Governmental Entity in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the former holder of a Certificate with respect to which such deduction and withholding was made.
     (i) Fractional Shares. No certificates for fractional shares of CPA:14 Common Stock shall be issued hereunder. To the extent that a holder of CPA:12 Common Stock would otherwise be entitled to receive a fraction of a share of CPA:14 Common Stock, computed on the basis of the aggregate number of shares of CPA:12 Common Stock held by such holder, such holder shall instead receive a cash payment in an amount equal to such fraction multiplied by $10.30.
     (j) Directors. Unless otherwise determined by the parties, the directors of CPA:12 and the directors of CPA:14 immediately prior to the Effective Time shall together be the directors of the Surviving Company, until duly removed or replaced in accordance with the Bylaws of the Surviving Company and the MGCL.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
     Section 2.1. Representations and Warranties of CPA:12. CPA:12 represents and warrants to CPA:14 as follows:
     (a) Organization, Standing and Corporate Power of CPA:12. CPA:12 is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite trust power and authority to own, lease and operate its properties and to carry on its business as now being conducted. CPA:12 is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, (x) would not have, or would not be reasonably likely to have, a material adverse effect on the business, properties, financial condition or results of operations of CPA:12 and the CPA:12 Subsidiaries (as defined herein) taken as a whole or (y) would not, or would not be reasonably likely to, prevent or materially delay the performance by CPA:12 of its obligations under this Agreement or the consummation of the Merger or any other transaction contemplated by this Agreement (such effect, a “CPA:12 Material Adverse Effect”), provided that as used in this Agreement, the parties agree that a CPA:12 Material Adverse Effect shall not include any change with respect to CPA:12 or any CPA:12 Subsidiary to the extent resulting from or attributable to (i) general national, international or regional economic, financial or political conditions or events, including, without limitation, the effects of terrorist acts that do not result in the destruction or material physical damage of a material portion of the CPA:12 Properties (as defined herein), (ii) the announcement, pendency or consummation of this Agreement or the other Transaction Documents or the transactions contemplated thereby or (iii) conditions generally affecting the securities markets or the industries in which CPA:12 and the CPA:12 Subsidiaries operate to the extent such conditions do not disproportionately affect CPA:12. CPA:12 has heretofore made available to CPA:14 complete and correct copies of its charter, as amended and supplemented to the date hereof (the “CPA:12 Charter”), and its bylaws, as amended to the date hereof (“CPA:12 Bylaws”).
     (b) Subsidiaries. Each CPA:12 Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each CPA:12 Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each CPA:12 Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a CPA:12 Material Adverse Effect. All outstanding shares of capital stock of each CPA:12 Subsidiary that is a corporation have been duly authorized, are validly issued, fully paid and nonassessable, and are not subject to any preemptive rights and are owned by CPA:12 or another CPA:12 Subsidiary, except as disclosed in Schedule 2.1(b) of the CPA:12 Disclosure Letter dated as of the date of this Agreement and delivered to CPA:14 in connection with the execution hereof (the “CPA:12 Disclosure Letter”), and are so owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (each, a “Lien” and collectively, “Liens”), except for Liens in connection with international transactions. All equity interests in each CPA:12 Subsidiary that is a partnership, limited liability company, trust or other entity, have been duly authorized and are validly issued and are owned by CPA:12 or another CPA:12 Subsidiary, except as disclosed in Schedule 2.1(b) of the CPA:12 Disclosure Letter, and are so owned free and clear of all Liens, except for Liens in connection with international transactions. Schedule 2.1(b) of the CPA:12 Disclosure Letter sets forth (A) all CPA:12 Subsidiaries and their respective jurisdictions of incorporation or organization and (B) each owner and the respective amount of such owner’s equity interest in each CPA:12 Subsidiary. Except as set forth on Schedule 2.1(b) of the CPA:12 Disclosure Letter, CPA:12 does not have any Subsidiaries or any equity investment or other interest in, nor has CPA:12 made advances or loans to, any corporation, association, partnership, joint venture or other entity.
     (c) Capital Structure.
          (i) As of the date of this Agreement, the authorized shares of common stock of CPA:12 consist of 40,000,000 shares of CPA:12 Common Stock, 31,167,902 of which are issued and outstanding. All outstanding shares of CPA:12 Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right. All dividends or distributions on securities of CPA:12 or any CPA:12 Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full.
          (ii) Except as set forth in Schedule 2.1(c)(ii) of the CPA:12 Disclosure Letter, there are issued and outstanding or reserved for issuance: (1) no stock, Voting Debt or other voting securities or equity securities of CPA:12; (2) no securities of CPA:12 or any CPA:12 Subsidiary or securities or assets of any other entity convertible into or exchangeable for shares of stock, Voting Debt or other voting securities or equity securities of CPA:12 or any CPA:12 Subsidiary; and (3) no subscriptions, options, warrants, conversion rights, calls, performance stock awards, stock appreciation rights or phantom stock rights, rights of first refusal, rights (including preemptive rights), commitments or arrangements or agreements to which CPA:12 or any CPA:12 Subsidiary is a party or by which it is bound obligating CPA:12 or any CPA:12 Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of stock, Voting Debt or other voting securities of CPA:12 or of any CPA:12 Subsidiary, or obligating CPA:12 or any CPA:12 Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, call, performance stock award, stock appreciation right or phantom stock right, right of first refusal, right, commitment or arrangement or agreement.
          (iii) There are no (x) stockholder agreements, voting trusts or other agreements or understandings relating to the voting of any shares of capital stock of CPA:12 or any CPA:12 Subsidiary or (y) agreements or understandings relating to the sale or transfer of any shares of CPA:12 or any ownership interests in any CPA:12 Subsidiary (other than those listed on Schedule 2.1(g) of the CPA:12 Disclosure Letter), in the case of (x) and (y) to which CPA:12 or any CPA:12 Subsidiary is a party other than as listed on Schedule 2.1(c)(iii) of the CPA:12 Disclosure Letter.
          (iv) Except as set forth in Schedule 2.1(c)(iv) of the CPA:12 Disclosure Letter, no holder of securities in CPA:12 or any CPA:12 Subsidiary has any right to have such securities registered by CPA:12 or any CPA:12 Subsidiary, as the case may be. All prior issuances of securities by CPA:12 or any CPA:12 Subsidiary were, in all respects, made in compliance with all applicable Federal and state securities Laws.
     (d) Authority; No Violations; Consents and Approval.
          (i) The Board of Directors of CPA:12 has approved and declared advisable the Merger and the other transactions contemplated by the Transaction Documents and has authorized that the Merger be submitted for consideration at a special meeting of the CPA:12 Stockholders (the “CPA:12 Stockholder Meeting”). CPA:12 has all requisite power and authority to enter into this Agreement and all other documents to be executed in connection with the transactions contemplated thereby (each, a “Transaction Document” and collectively, the “Transaction Documents”) and, subject to receipt of the CPA:12 Stockholder Approval (as defined herein), to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been, or when executed will have been, duly authorized by all necessary action on the part of CPA:12, subject to receipt of the CPA:12 Stockholder Approval, and are enforceable in accordance with their terms, subject to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
          (ii) Assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Schedule 2.1(d)(ii) of the CPA:12 Disclosure Letter are duly and timely obtained or made and the CPA:12 Stockholder Approval has been obtained, the execution and delivery of the Transaction Documents by CPA:12 do not, and the consummation of the transactions contemplated thereby, and compliance with the provisions hereof or thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of CPA:12 or any of the CPA:12 Subsidiaries under or require the consent or approval of any third party under, any provision of (A) the CPA:12 Charter or the CPA:12 Bylaws or any provision of the comparable charter or organizational documents of any of the CPA:12 Subsidiaries, (B) any CPA:12 Material Contract (as defined herein) (it being understood that no representation is being given as to whether the Surviving Company and the CPA:12 Subsidiaries will be in compliance with any financial covenants contained therein following the Merger) or (C) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to CPA:12 or any of the CPA:12 Subsidiaries, or any of their respective properties or assets, other than, in the case of clauses (B) or (C), any such conflicts, violations, defaults, rights or

Liens that, individually or in the aggregate, would not reasonably be expected to have a CPA:12 Material Adverse Effect.
          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity, is required by or with respect to CPA:12 or any of the CPA:12 Subsidiaries in connection with the execution and delivery of the Transaction Documents by CPA:12 or the consummation by CPA:12 or the applicable CPA:12 Subsidiaries of the transactions contemplated thereby, except for: (A) the filing with the Securities and Exchange Commission (the “SEC”) of (1) (a) the Joint Proxy Statement/Prospectus or (b) other documents otherwise required in connection with the transactions contemplated hereby and (2) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with the Transaction Documents and the transactions contemplated thereby; (B) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the State Department of Assessments and Taxation of Maryland; (C) such filings and approvals as may be required by any applicable Environmental Laws (as defined herein) and (D) any such consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make individually or in the aggregate, would not reasonably be expected to have a CPA:12 Material Adverse Effect.
     (e) SEC Documents.
          (i) CPA:12 has made available to CPA:14 (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by CPA:12 with the SEC since January 1, 2003 (the “CPA:12 SEC Documents”) which are all of the documents required to have been filed by CPA:12 with the SEC since that date. As of their respective dates, the CPA:12 SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “SOX Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such CPA:12 SEC Documents and none of the CPA:12 SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later CPA:12 SEC Documents filed and publicly available prior to the date of this Agreement. CPA:12 does not have any outstanding and unresolved comments from the SEC with respect to the CPA:12 SEC Documents. The consolidated financial statements of CPA:12 and CPA:12 Subsidiaries included in the CPA:12 SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of CPA:12 and the CPA:12 Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of CPA:12 and the CPA:12 Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later CPA:12 SEC Documents filed and publicly available prior to the date of this Agreement. No CPA:12 Subsidiary is required to make any filing with the SEC.
          (ii) CPA:12 maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) access to assets is permitted only in accordance with management’s general or specific authorization and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (iii) CPA:12’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that (A) all information (both financial and non-financial) required to be disclosed by CPA:12 in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (B) all such information is accumulated and communicated to CPA:12’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of CPA:12 required under the Exchange Act with respect to such reports.
          (iv) Since December 31, 2005, CPA:12 has not received any notification of (A) a “significant deficiency” or (B) a “material weakness” in CPA:12’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.
     (f) Absence of Certain Changes or Events. Except as disclosed or reflected in the CPA:12 SEC Documents filed with the SEC prior to the date of this Agreement or as disclosed in Schedule 2.1(f) of the CPA:12 Disclosure Letter, since December 31, 2005 there has not been: (i) (A) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to any of CPA:12’s capital stock except for regular quarterly dividends on the CPA:12 Common Stock; (B) any amendment of any term of any outstanding equity security of CPA:12 or any CPA:12 Subsidiary; (C) any repurchase, redemption or other acquisition by CPA:12 or any CPA:12 Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, CPA:12 or any CPA:12 Subsidiary, except pursuant to CPA:12’s regular redemption program; (D) any change in any method of accounting or accounting practice or any Tax method, practice or election by CPA:12 or any CPA:12 Subsidiary that would materially adversely affect its assets, liabilities or business, except insofar as may have been required by a change in applicable Law or GAAP; (E) any CPA:12 Material Adverse Effect or (F) any incurrence, assumption or guarantee by CPA:12 or any CPA:12 Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices.
     (g) No Undisclosed Material Liabilities. Except as disclosed in the CPA:12 SEC Documents, as set forth in Schedule 2.1(g) of the CPA:12 Disclosure Letter or as otherwise would not reasonably be expected to have a CPA:12 Material Adverse Effect, there are no liabilities of CPA:12 or any of the CPA:12 Subsidiaries of a nature that would be required under GAAP to be set forth on the financial statements of CPA:12 or the notes thereto, other than: (i) liabilities adequately provided for on the balance sheet of CPA:12 dated as of December 31, 2005 (including the notes thereto) as required by GAAP or (ii) liabilities incurred in the ordinary course of business subsequent to December 31, 2005. Schedule 2.1(g) of the CPA:12 Disclosure Letter sets forth, with respect to CPA:12 and the CPA:12 Subsidiaries, a complete list of all capitalized lease obligations and other indebtedness to any Person which is outstanding as of the date of this Agreement, other than individual items of indebtedness in a principal amount less than $1,000,000. For purposes of this Section 2.1(g), “indebtedness” means, with respect to any Person, without duplication (i) all obligations of such Person for borrowed money or obligations with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person’s business, consistent with past practice), (vi) all capitalized lease obligations of such Person other than leases for office and computer equipment incurred in the ordinary course of business, (vii) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (viii) all letters of credit issued for the account of such Person, and (ix) all guarantees and arrangements having the economic effect of a guarantee of such Person of any indebtedness of any other Person.
     (h) No Default. None of CPA:12 or any of the CPA:12 Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the CPA:12 Charter or the CPA:12 Bylaws or the comparable charter or organizational documents of any of the CPA:12 Subsidiaries, (ii) any loan or credit agreement, note, or any bond, mortgage or indenture, to which CPA:12 or any of the CPA:12 Subsidiaries is a party or by which CPA:12, any of the CPA:12 Subsidiaries or any of their respective properties or assets is bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to CPA:12 or any of the CPA:12 Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a CPA:12 Material Adverse Effect.
     (i) Compliance with Applicable Laws. Except for environmental matters, which are addressed in Section 2.1(o), CPA:12 and the CPA:12 Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “CPA:12 Permits”), except where the failure so to hold such CPA:12 Permits, individually or in the aggregate, would not reasonably be expected to have a CPA:12 Material Adverse Effect. CPA:12 and the CPA:12 Subsidiaries are in compliance with the terms of the CPA:12 Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a CPA:12 Material Adverse Effect. Except as disclosed in the CPA:12 SEC Documents, the businesses of CPA:12 and the CPA:12 Subsidiaries are not being conducted in violation of any Law, except for violations which, individually or in the aggregate, would not reasonably be expected to have a CPA:12 Material Adverse Effect. No investigation or review by any Governmental Entity with respect to CPA:12 or any CPA:12 Subsidiary is pending or, to CPA:12’s Knowledge, threatened, other than those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a CPA:12 Material Adverse Effect.
     (j) Litigation. Except as disclosed in Schedule 2.1(j) of the CPA:12 Disclosure Letter or the CPA:12 SEC Documents, there is no suit, action or proceeding pending or, to the Knowledge of CPA:12, threatened against or affecting CPA:12 or any CPA:12 Subsidiary or any of their respective properties or assets that, individually or in the aggregate, would reasonably be expected to have a CPA:12 Material Adverse Effect or materially adversely affect the right or ability of CPA:14 or its Affiliates to own and operate the business and assets of CPA:12 or any CPA:12 Subsidiary.
     (k) Taxes. (i) Each of CPA:12 and the CPA:12 Subsidiaries has timely filed all material Tax Returns (as defined herein) required to be filed by it (after giving effect to any valid extension to file). Each such Tax Return is true, correct and complete in all material respects. CPA:12 and each CPA:12 Subsidiary has paid (or CPA:12 has paid on its behalf), all material Taxes required to be paid. All material Taxes which CPA:12 or the CPA:12 Subsidiaries are required by Law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use Taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities within the time period prescribed by Law. The most recent audited financial statements contained in the CPA:12 SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve in accordance with GAAP for all material Taxes payable by CPA:12 and the CPA:12 Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. CPA:12 and each CPA:12 Subsidiary has established (and until the Closing Date shall continue to establish and maintain) on its books and records reserves that are adequate for the payment of all material Taxes not yet due and payable. Since December 31, 2005, CPA:12 has incurred no liability for any material Taxes under Sections 857(b), 860(c) or 4981 of the Code, IRS Notice 88-19, Treasury Regulation Section 1.337(d)-5, or Treasury Regulation Section 1.337(d)-6 including, without limitation, any material Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither CPA:12 nor any of the CPA:12 Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sales of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon CPA:12 or any CPA:12 Subsidiary. Neither CPA:12 nor any CPA:12 Subsidiary is the subject of any audit, examination, or other proceeding in respect of Federal income Taxes; to the Knowledge of CPA:12, no audit, examination or other proceeding in respect of Federal income Taxes involving CPA:12 or any CPA:12 Subsidiary is being considered by any Tax authority; and no audit, examination or proceeding in respect of Federal income Taxes involving CPA:12 or any CPA:12 Subsidiary has occurred since December 31, 2000. No deficiencies for any Taxes have been asserted or assessed in writing (or to the Knowledge of CPA:12 or any CPA:12 Subsidiary, proposed) against CPA:12 or any of the CPA:12 Subsidiaries, including claims by any taxing authority in a jurisdiction where CPA:12 or any CPA:12 Subsidiary does not file Tax Returns but in which any of them is or may be subject to taxation, which individually or in the aggregate would be material, and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending. There are no Liens for Taxes upon the assets of CPA:12 or the CPA:12 Subsidiaries except for statutory Liens for Taxes not yet due or payable and, for which appropriate reserves have been established on their respective financial statements in accordance with GAAP.
          (ii) CPA:12 (A) for each taxable year beginning with its taxable year ended on December 31, 1994, has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, consistent with the requirements for qualification and taxation as a REIT through the Effective Time and (C) has not taken or omitted to take any action which could reasonably be expected to result in the loss of its qualification as a REIT, and no such challenge is pending, or to CPA:12’s Knowledge, threatened. Each CPA:12 Subsidiary which is a partnership, joint venture or limited liability company has since its acquisition by CPA:12 (A) been classified for Federal income Tax purposes as a partnership or treated as a disregarded entity and not as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code, and (B) not owned any assets (including, without limitation, securities) that would cause CPA:12 to violate Section 856(c)(4) of the Code. Each CPA:12 Subsidiary which is a corporation, and each other issuer of securities in which CPA:12 holds securities (within the meaning of Section 856(c) of the Code but excluding “straight debt” of issuers as described in Section 856(c)(7) of the Code) having a value of more than 10 percent of the total value of the outstanding securities of such issuer, has since its acquisition by CPA:12 been a REIT, a qualified REIT subsidiary under Section 856(i) of the Code or a taxable REIT subsidiary under Section 856(l) of the Code or otherwise qualified as a “real estate asset” within the meaning of Section 856(c)(5)(B) of the Code. Neither CPA:12 nor any CPA:12 Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as announced in IRS Notice 88-19 or Treasury Regulation Section 1.337(d)-5 or Treasury Regulation Section 1.337(d)-6 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

          (iii) As of the date of this Agreement, CPA:12 does not have any earnings and profits attributable to CPA:12 or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
          (iv) None of CPA:12 or any of the CPA:12 Subsidiaries is (i) subject, directly or indirectly, to any Tax Protection Agreement or (ii) in violation of or in default under any Tax Protection Agreement.
          (v) As of the date hereof, CPA:12 is a “domestically-controlled qualified investment entity” within the meaning of Section 897(h) of the Code.
          (vi) Neither CPA:12 nor any CPA:12 Subsidiary is a party to any Tax allocation or sharing agreement or has changed any method of accounting for Tax purposes.
          (vii) CPA:12 does not have any liability for the Taxes of any person other than CPA:12 and the CPA:12 Subsidiaries and the CPA:12 Subsidiaries do not have any liability for the Taxes of any person other than CPA:12 and the CPA:12 Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor, (C) by contract or (D) otherwise.
          (viii) Neither CPA:12 nor any CPA 12 Subsidiary (x) has requested, received or is subject to any written ruling of a Governmental Entity related to Taxes or has entered into any written and legally binding agreement with a Governmental Entity relating to Taxes or (y) has engaged in any transaction of which it has made (or was required to make) disclosure to any Governmental Entity to avoid the imposition of any penalties related to Taxes.
     (l) Pension and Benefit Plans. Except as set forth in the CPA:12 SEC Documents, neither CPA:12 nor any CPA:12 Subsidiary maintains or has maintained any Employee Benefit Plans or has any obligations or liabilities in respect of Employee Benefit Plans. CPA:12 has no employees. None of the agreements to which CPA:12 or any of the CPA:12 Subsidiaries is a party, would, individually or in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)) or would exceed the amount deductible pursuant to Section 162(m) of the Code.
     (m) Information Supplied. None of the information supplied or to be supplied by CPA:12 in writing for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus will (a) in the case of the Form S-4, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) in the case of the Joint Proxy Statement/Prospectus, at the time of the mailing thereof or at the time the CPA:12 Stockholder Meeting is to be held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will (with respect to CPA:12, its officers, directors and the CPA:12 Subsidiaries) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation is made as to statements made or incorporated by reference by CPA:14.
     (n) Intangible Property. CPA:12 and the CPA:12 Subsidiaries own, possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of CPA:12 and the CPA:12 Subsidiaries (collectively, the “CPA:12 Intangible Property”), except where the failure to possess or have adequate rights to use such properties, individually or in the aggregate, would not reasonably be expected to have a CPA:12 Material Adverse Effect. All of the CPA:12 Intangible Property is owned or licensed by CPA:12 or the CPA:12 Subsidiaries free and clear of any and all Liens, except those that, individually or in the aggregate, would not reasonably be expected to have a CPA:12 Material Adverse Effect, and neither CPA:12 nor any such CPA:12 Subsidiary has forfeited or otherwise relinquished any CPA:12 Intangible Property which forfeiture has resulted in, individually or in the aggregate, or would reasonably be expected to result in a CPA:12 Material Adverse Effect. To the Knowledge of CPA:12, the use of CPA:12 Intangible Property by CPA:12 or the CPA:12 Subsidiaries does not in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other Person, and there have been no claims made, and neither CPA:12 nor any of the CPA:12 Subsidiaries has received any notice of any claim or otherwise knows that any of the CPA:12 Intangible Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the CPA:12 Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that, individually or in the aggregate, would not reasonably be expected to have a CPA:12 Material Adverse Effect.
     (o) Environmental Matters. For purposes of this Agreement, (x) “Environmental Law” means any Law of any Governmental Entity relating to human health, safety or protection of the environment, including, but not limited to, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) and (y) “Hazardous Material” means (A) any petroleum or petroleum products, regulated radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, and transformers and other equipment that contain dielectric fluid containing greater than 50 parts per million polychlorinated biphenyls (“PCBs”); or (B) any chemicals, materials, substances or wastes which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import, under any applicable Environmental Law. Except as disclosed in Schedule 2.1(o) of the CPA:12 Disclosure Letter, the CPA:12 SEC Documents or in the environmental audits/reports listed therein or except as would not reasonably be expected to have a CPA:12 Material Adverse Effect:
          (i) None of CPA:12 or the CPA:12 Subsidiaries has received written notice that any administrative or compliance order has been issued that is still in effect, any complaint has been filed that remains unresolved, any penalty has been assessed that has not been paid and any investigation or review is pending or threatened by any Governmental Entity with respect to any alleged failure by CPA:12 or any CPA:12 Subsidiary to have any permit required under any applicable Environmental Law or with respect to any treatment, storage, recycling, transportation, disposal or “release” (as defined in 42 U.S.C. (S) 9601(22) (“Release”)) by CPA:12 or any CPA:12 Subsidiary of any Hazardous Material in material violation of any Environmental Law.
          (ii) To the Knowledge of CPA:12, except in material compliance with applicable Environmental Laws, (A) there are no asbestos-containing materials present on any property owned or operated by CPA:12 or any CPA:12 Subsidiary, (B) there are no regulated levels of PCBs present on any property owned or operated by CPA:12 or any CPA:12 Subsidiary, and (C) there are no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials currently present on any property owned or operated by CPA:12 or any CPA:12 Subsidiary.

          (iii) None of CPA:12 or any CPA:12 Subsidiary has received written notice of a claim, that has not been resolved, to the effect that it is liable to a third party, including a Governmental Entity, as a result of a Release of a Hazardous Material into the environment in material violation of any Environmental Law at any property currently or formerly owned or operated by CPA:12 or a CPA:12 Subsidiary.
          (iv) None of CPA:12 or any CPA:12 Subsidiary has received written notice of (A) any Liens arising under or pursuant to any applicable Environmental Law on any CPA:12 Property or (B) any action taken which could subject any CPA:12 Property to such Liens. To the Knowledge of CPA:12, no such action is in process. CPA:12 and the CPA:12 Subsidiaries currently do not have any duty under any applicable Environmental Law to place any restriction relating to the presence of Hazardous Material at any CPA:12 Property.
          (v) None of CPA:12 or the CPA:12 Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location which, to the Knowledge of CPA:12, is the subject of any action, suit or proceeding that could be reasonably expected to result in claims against CPA:12 or the CPA:12 Subsidiaries related to such Hazardous Material for clean-up costs, remedial work, damages to natural resources or personal injury claims, including but not limited to claims under CERCLA and the rules and regulations promulgated thereunder.
          (vi) CPA:12 and the CPA:12 Subsidiaries have made notification of Releases of a Hazardous Material where required by applicable Environmental Law, and no property now or, to the Knowledge of CPA:12, previously owned or operated by CPA:12 or the CPA:12 Subsidiaries is listed or, to the Knowledge of CPA:12, proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar list of sites under any Environmental Law of any other Governmental Entity where such listing requires active investigation or clean-up.
          (vii) CPA:12 and the CPA:12 Subsidiaries have not entered into any agreements to provide indemnification to any third party purchaser pursuant to Environmental Laws in relation to any property or facility previously owned or operated by CPA:12 and the CPA:12 Subsidiaries.
          (viii) None of CPA:12 or the CPA:12 Subsidiaries has in its possession or control any environmental assessment or investigation reports prepared within the last four years that (A) have not been provided to CPA:14 prior to the execution of this Agreement or (B) that disclose a material environmental condition with respect to the CPA:12 Properties which is not being addressed or remediated or has not been addressed or remediated or been made the subject of an environmental insurance policy listed in Schedule 2.1(q) of the CPA:12 Disclosure Letter, except for such reports that (1) contain information regarding the environmental condition of any such property that has been provided to CPA:14 or (2) reflect the results of an asbestos survey and/or abatement work performed in the ordinary course of renovation or demolition activities.
     (p) Properties.
          (i) (A) Except as listed in Schedule 2.1(p)(i) of the CPA:12 Disclosure Letter, CPA:12 or a CPA:12 Subsidiary owns fee simple title to or has a valid leasehold interest in, or has an interest in an entity that owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected on the most recent balance sheet of CPA:12 included in the CPA:12 SEC Documents (each, a “CPA:12 Property” and collectively, the “CPA:12 Properties”), which are all of the real estate properties owned or leased by them, in each case free and clear of Liens except for (1) debt and other matters identified on Schedule 2.1(p)(i) of the CPA:12 Disclosure Letter, (2) inchoate mechanics’, workmen’s, repairmen’s and other inchoate Liens imposed for construction work in progress or otherwise incurred in the ordinary course of business, (3) mechanics’, workmen’s and repairmen’s Liens (other than inchoate Liens for work in progress) which have heretofore been bonded or insured; (4) (x) all matters disclosed on existing title policies or (y) as would be disclosed on current title reports, zoning reports or surveys and would not have a material adverse effect on the value or use of the affected property (excluding outstanding indebtedness); (5) real estate Taxes and special assessments not yet due and payable which are being contested in good faith in the ordinary course of business and (6) Liens that would not cause a material adverse effect on the value or use of the affected property;
               (B) except as would not reasonably be expected to have a material adverse effect on the value or use of the affected property, the CPA:12 Properties are not subject to any rights of way, written agreements, Laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, “CPA:12 Property Restrictions”), except for (1) CPA:12 Property Restrictions imposed or promulgated by Law with respect to real property, including zoning regulations, which would not reasonably be expected to have a material adverse effect on the value or use of the affected property, (2) leases, easement agreements and all matters disclosed on existing title policies, title reports, zoning reports or surveys or as would be disclosed on current title reports, title policies, zoning reports or surveys (excluding outstanding indebtedness) and (3) real estate Taxes and special assessments;
               (C) except as would not reasonably be expected to have a material adverse effect on the value or use of the affected property, none of CPA:12 or a CPA:12 Subsidiary has received written notice to the effect that there are any (1) condemnation or rezoning proceedings that are pending or, to the Knowledge of CPA:12 and the CPA:12 Subsidiaries, threatened with respect to any material portion of any of the CPA:12 Properties or (2) zoning, building or similar Laws or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the CPA:12 Properties or by the continued maintenance, operation or use of the parking areas located thereon or appurtenant thereto or used in connection therewith;
               (D) except as would not reasonably be expected to have a material adverse effect on the value or use of the affected property, none of CPA:12 or any CPA:12 Subsidiary has received written notice that it is currently in default or violation of any CPA:12 Property Restrictions; and
               (E) except for the owners of the CPA:12 Properties in which CPA:12, any CPA:12 Subsidiary or any joint venture involving CPA:12 or the CPA:12 Subsidiaries listed on Schedule 2.1(b) of the CPA:12 Disclosure Schedule has a leasehold interest, no Person (other than CPA:12, a CPA:12 Subsidiary or any joint venture involving CPA:12 or the CPA:12 Subsidiaries listed on Schedule 2.1(b) of the CPA:12 Disclosure Letter) has any ownership interest in any of the CPA:12 Properties.
          (ii) Except as would not reasonably be expected to have a CPA:12 Material Adverse Effect, all properties currently under development or construction by CPA:12 or the CPA:12 Subsidiaries and all properties currently under contract for acquisition, development or commencement of construction as of the date of this Agreement by CPA:12 and the CPA:12 Subsidiaries are listed as such in Schedule 2.1(p)(ii) of the CPA:12 Disclosure Letter.
          (iii) Schedule 2.1(p)(iii) of the CPA:12 Disclosure Letter sets forth the rent roll for each of the CPA:12 Properties (the “CPA:12 Rent Roll”) as of June 1, 2006 including any leases which have been executed for which the term has not yet commenced. Except as disclosed in Schedule 2.1(p)(iii) of the CPA:12 Disclosure Letter and for discrepancies that, either individually or in the aggregate, would not reasonably be expected to have a CPA:12 Material Adverse Effect, (1) the information set forth in the CPA:12 Rent Roll is true, correct and complete as of the date thereof; (2) no brokerage fees, commissions or any similar payments are owed or payable by the lessor under any of the leases listed on the CPA:12 Rent Roll (the “CPA:12 Leases”) to any third party in connection with the existence or execution thereof, or in connection with any renewal, expansion or extension of any CPA:12 Lease which has occurred prior to, or may occur after, the date hereof; (3) to the Knowledge of CPA:12, all work to be performed by any party to any of the CPA:12 Leases has been completed and fully paid for; (4) no tenants under the CPA:12 Leases are entitled to any free rent, abatement of rent or similar concession, nor to CPA:12’s Knowledge, to any claim of any offset or defense against the payment of rent; and (5) no person other than those identified on the CPA:12 Rent Roll (and those claiming by, through or under them) is in occupancy of any portion of any CPA:12 Property.
          (iv) Schedule 2.1(p)(iv) of the CPA:12 Disclosure Letter lists (1) all agreements existing as of the date of this Agreement to which CPA:12 or any CPA:12 Subsidiary is a party providing (x) for the sale of, or option to sell, any CPA:12 Property or the purchase of, or option to purchase, by CPA:12 or any CPA:12 Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof or (y) a right of first offer or right of first refusal with regard to any CPA:12 Properties and (2) all tenants of CPA:12 Properties who have been granted early termination rights with respect to their lease obligations.
          (v) Schedule 2.1(p)(v) of the CPA:12 Disclosure Letter contains a list, as of the date of this Agreement, of (A) all unfunded capital improvements required to have been conducted by CPA:12 or any CPA:12 Subsidiary in excess of $750,000 in any instance, (B) all outstanding leasing commissions in excess of $750,000 in any instance and (C) all committed capital expenditures in excess of $750,000 in any instance, excluding capital expenditures related to development projects of CPA:12 or any CPA:12 Subsidiary.
     (q) Insurance. Schedule 2.1(q) of the CPA:12 Disclosure Letter is a complete list as of the date of this Agreement of insurance policies which CPA:12 or any CPA:12 Subsidiary maintains with respect to its respective businesses or properties. CPA:12 has not been informed that any such policies are not in full force and effect in all material respects, as of the date of this Agreement. All premiums due and payable by CPA:12 or any CPA:12 Subsidiary thereof under each such policy obtained by CPA:12 or any CPA:12 Subsidiary have been paid.
     (r) Opinion of Financial Advisor. The Board of Directors of CPA:12 has received the opinions of Stifel Nicholas dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of CPA:12 Common Stock, which opinion has been made available to CPA:14. CPA:12 has been advised that Stifel Nicholas will permit the inclusion of the opinion in its entirety and, subject to prior review and consent by Stifel Nicholas, a reference to the opinion in the Form S-4 and the Joint Proxy Statement/Prospectus.
     (s) Vote Required. The affirmative vote of the holders of a majority of the CPA:12 Common Stock (the “CPA:12 Stockholder Approval”) is the only vote of holders of securities of CPA:12 required to approve the Merger and the other transactions contemplated by the Transaction Documents.
     (t) Brokers. Except for the fees and expenses payable to Stifel Nicholas (which fees have been disclosed to CPA:14), no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of CPA:12 or any CPA:12 Subsidiary. CPA:12 has previously provided CPA:14 with a true and complete copy of the engagement letter with Stifel Nicholas as in effect on the date hereof, pursuant to which such fees and expenses are payable, and the amounts payable by CPA:12 pursuant to such letter shall not have been increased between the date of this Agreement and the Closing Date.

     (u) Investment Company Act of 1940. Neither CPA:12 nor any of the CPA:12 Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.
     (v) Contracts.
          (i) Schedule 2.1(v)(i) and Schedule 2.1(g) of the CPA:12 Disclosure Letter list all CPA:12 Material Contracts of CPA:12 and the CPA:12 Subsidiaries as of the date of this Agreement. Except as set forth in Schedule 2.1(v)(i) of the CPA:12 Disclosure Letter or in the CPA:12 SEC Documents, each CPA:12 Material Contract is valid, binding and enforceable and in full force and effect with respect to CPA:12 and the CPA:12 Subsidiaries, and to the Knowledge of CPA:12 the other parties thereto, except where such failure to be so valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a CPA:12 Material Adverse Effect, and there are no defaults by CPA:12 or any CPA:12 Subsidiary, or to the Knowledge of CPA:12 the other parties thereunder, except those defaults that would not, individually or in the aggregate, reasonably be expected to have a CPA:12 Material Adverse Effect. For purposes of this Agreement, “CPA:12 Material Contracts” shall mean (i) the mortgage loans set forth on Schedule 2.1(g) of the CPA:12 Disclosure Letter, (ii) each material commitment, contractual obligation, borrowing, capital expenditure or transaction entered into by CPA:12 or any CPA:12 Subsidiary which may result in total payments by or liability of CPA:12 or any CPA:12 Subsidiary in excess of $1,000,000, (iii) any other agreements filed or required to be filed as exhibits to the CPA:12 SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations, (iv) any interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other agreement relating to a similar transaction to which CPA:12 or any CPA:12 Subsidiary is a party or an obligor with respect thereto, and (v) any agreement, commitment, instrument or obligation of a type described in Sections 2.1(v)(ii) through 2.1(v)(v).
          (ii) The Merger and the other transactions contemplated by the Transaction Documents will not trigger any due-on-sale provision on any mortgages, except as set forth in Schedule 2.1(v)(ii) of the CPA:12 Disclosure Letter.
          (iii) Except for those agreements set forth in Schedule 2.1(v)(iii) of the CPA:12 Disclosure Letter or agreements in which CPA:12 agrees not to sell a CPA:12 Property to a competitor of the CPA:12 Property’s current tenant, there are no non-competition agreements or other contracts or agreements that contains covenants that restrict CPA:12’s ability to conduct its business in any location or present a material restriction on the conduct of the business of CPA:12 or the CPA:12 Subsidiaries.
          (iv) Except as set forth in Schedule 2.1(v)(iv) of the CPA:12 Disclosure Letter, there are no indemnification agreements entered into by and between CPA:12 and any director or officer of CPA:12 or any of the CPA:12 Subsidiaries, other than in respect of independent directors as may be required in connection with financing the CPA:12 Properties.
     (w) State Takeover Statutes; Charter Waiver. CPA:12 has taken all action necessary to exempt the transactions contemplated by this Agreement between CPA:14 and CPA:12 and its Affiliates from operation of any “fair price,” “business combination,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar statute enacted under Federal or state Laws of the United States or similar statute or regulation (a “Takeover Statute”). CPA:12 and the CPA:12 Board of Directors have taken all appropriate and necessary actions to waive or remove, or to exempt CPA:14 and its beneficial owners from triggering, any and all limitations on ownership of CPA:12 Common Stock contained in the CPA:12 Charter or CPA:12 Bylaws by reason of the Merger and the other transactions contemplated by this Agreement.

     (x) Related Party Transactions. Except as expressly described in the CPA:12 SEC Documents or as set forth in Schedule 2.1(x) of the CPA:12 Disclosure Letter, there are no material arrangements, agreements or contracts entered into by CPA:12 or any of the CPA:12 Subsidiaries, on the one hand, and any Person who is an officer, director or Affiliate of CPA:12 or any CPA:12 Subsidiary, any relative of the foregoing or an entity of which any of the foregoing is an Affiliate, on the other hand. Copies of any such documents have been previously provided to CPA:14.
     Section 2.2. Representations and Warranties of CPA:14. CPA:14 represents and warrants to CPA:12 as follows:
     (a) Organization, Standing and Corporate Power. CPA:14 is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite trust power and authority to own, lease and operate its properties and to carry on its business as now being conducted. CPA:14 is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, (x) would not have, or would not be reasonably likely to have, a material adverse effect on the business, properties, financial condition, or results of operations of CPA:14 and the CPA:14 Subsidiaries taken as a whole or (y) would not, or would not be reasonably likely to, prevent or materially delay the performance by CPA:14 of its obligations under this Agreement or the consummation of the Merger or any other transaction contemplated by this Agreement (such effect, a “CPA:14 Material Adverse Effect”), provided that as used in this Agreement, the parties agree that a CPA:14 Material Adverse Effect shall not include any change with respect to CPA:14 or any CPA:14 Subsidiary to the extent resulting from or attributable to (i) general national, international or regional economic, financial or political conditions or events, including, without limitation, the effects of terrorist acts that do not result in the destruction or material physical damage of a material portion of the CPA:14 Properties (as defined herein), (ii) the announcement, pendency or consummation of this Agreement or the other Transaction Documents or the transactions contemplated thereby or (iii) conditions generally affecting the securities markets or the industries in which CPA:14 and the CPA:14 Subsidiaries operate to the extent such conditions do not disproportionately affect CPA:14. CPA:14 has heretofore made available to CPA:12 complete and correct copies of its charter, as amended and supplemented to the date hereof (the “CPA:14 Charter”), and its bylaws, as amended to the date hereof (“CPA:14 Bylaws”).
     (b) Capital Structure.
          (i) As of the date of this Agreement, the authorized shares of common stock of CPA:14 consist of 120,000,000 shares of CPA:14 Common Stock, 68,524,439.34 of which are issued and outstanding. All outstanding shares of CPA:14 Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right. All dividends or distributions on securities of CPA:14 or any CPA:14 Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full.
          (ii) Except as set forth in Schedule 2.2(b)(ii) of the CPA:14 Disclosure Letter dated as of the date of this Agreement and delivered to CPA:12 in connection with the execution hereof (the “CPA:14 Disclosure Letter”), there are issued and outstanding or reserved for issuance: (1) no shares of stock, Voting Debt or other voting securities or equity securities of CPA:14; (2) no securities of CPA:14 or any CPA:14 Subsidiary or securities or assets of any other entity convertible into or exchangeable for shares of stock, Voting Debt or other voting securities or equity securities of CPA:14 or any CPA:14 Subsidiary; and (3) no subscriptions, options, warrants, conversion rights, calls, performance stock awards, stock appreciation rights or phantom stock rights, rights of first refusal, rights (including preemptive rights), commitments or arrangements or agreements to which CPA:14 or any CPA:14 Subsidiary is a party or by which it is bound obligating CPA:14 or any CPA:14 Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of stock, Voting Debt or other voting securities of CPA:14 or of any CPA:14 Subsidiary, or obligating CPA:14 or any CPA:14 Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, call, performance stock award, stock appreciation right or phantom stock right, right of first refusal, right, commitment or arrangement or agreement.
          (iii) Except as set forth in Schedule 2.2(b)(iii) of the CPA:14 Disclosure Letter, no holder of securities in CPA:14 or any CPA:14 Subsidiary has any right to have such securities registered by CPA:14 or any CPA:14 Subsidiary, as the case may be. All prior issuances of securities by CPA:14 or any CPA:14 Subsidiary were, in all respects, made in compliance with all applicable Federal and state securities Laws.
     (c) Authority; No Violations; Consents and Approval.
          (i) The Board of Directors of CPA:14 has approved and declared advisable the Merger and the other transactions contemplated by the Transaction Documents and has authorized that the Merger be submitted for consideration at a special meeting (the “CPA:14 Stockholder Meeting”) of the stockholders of CPA:14 (the “CPA:14 Stockholders”). CPA:14 has all requisite power and authority to enter into the Transaction Documents and, subject to receipt of the CPA:14 Stockholder Approval (as defined herein), to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been, or when executed will have been, duly authorized by all necessary action on the part of CPA:14, subject to receipt of the CPA:14 Stockholder Approval, and are enforceable in accordance with their terms, subject to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
          (ii) Assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Schedule 2.2(c)(ii) of the CPA:14 Disclosure Letter are duly and timely obtained or made and the CPA:14 Stockholder Approval has been obtained, the execution and delivery of the Transaction Documents by CPA:14 do not, and the consummation of the transactions contemplated thereby, and compliance with the provisions hereof or thereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of CPA:14 under or require the consent or approval of any third party under, any provision of (A) the CPA:14 Charter or the CPA:14 Bylaws, (B) any CPA:14 Material Contract (as defined herein) or (C) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to CPA:14, or any of its properties or assets, other than, in the case of clauses (B) or (C), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not reasonably be expected to have a CPA:14 Material Adverse Effect.
          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity, is required by or with respect to CPA:14 or any of the CPA:14 Subsidiaries in connection with the execution and delivery of the Transaction Documents by CPA:14 or the consummation by CPA:14 or the applicable CPA:14 Subsidiaries of the transactions contemplated thereby, except for: (A) the filing with the SEC of (1) (a) the Joint Proxy Statement/Prospectus or (b) other documents otherwise required in connection with the transactions contemplated hereby and (2) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with the Transaction Documents and the transactions contemplated thereby; (B) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the State Department of Assessments and Taxation of Maryland; (C) such filings and approvals as may be required by any applicable Environmental Laws and (D) any such consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make individually or in the aggregate, would not reasonably be expected to have a CPA:14 Material Adverse Effect.
     (d) SEC Documents.
          (i) CPA:14 has made available to CPA:12 (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by CPA:14 with the SEC since January 1, 2003 (the “CPA:14 SEC Documents”) which are all of the documents required to have been filed by CPA:14 with the SEC since that date. As of their respective dates, the CPA:14 SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the SOX Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such CPA:14 SEC Documents and none of the CPA:14 SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later CPA:14 SEC Documents filed and publicly available prior to the date of this Agreement. CPA:14 does not have any outstanding and unresolved comments from the SEC with respect to the CPA:14 SEC Documents. The consolidated financial statements of CPA:14 and CPA:14 Subsidiaries included in the CPA:14 SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of CPA:14 and the CPA:14 Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of CPA:14 and the CPA:14 Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later CPA:14 SEC Documents filed and publicly available prior to the date of this Agreement. No CPA:14 Subsidiary is required to make any filing with the SEC.
          (ii) CPA:14 maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) access to assets is permitted only in accordance with management’s general or specific authorization and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (iii) CPA:14’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that (A) all information (both financial and non-financial) required to be disclosed by CPA:14 in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (B) all such information is accumulated and communicated to CPA:14’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of CPA:14 required under the Exchange Act with respect to such reports.

          (iv) Since December 31, 2005, CPA:14 has not received any notification of (A) a “significant deficiency” or (B) a “material weakness” in CPA:14’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.
     (e) Absence of Certain Changes or Events. Except as disclosed or reflected in the CPA:14 SEC Documents filed with the SEC prior to the date of this Agreement or as disclosed in Schedule 2.2(e) of the CPA:14 Disclosure Letter, since December 31, 2005 there has not been: (i) (A) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to any of CPA:14’s capital stock except for regular quarterly dividends on the CPA:14 Common Stock; (B) any amendment of any term of any outstanding equity security of CPA:14 or any CPA:14 Subsidiary; (C) any repurchase, redemption or other acquisition by CPA:14 or any CPA:14 Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, CPA:14 or any CPA:14 Subsidiary, except pursuant to CPA:14’s regular redemption program; (D) any change in any method of accounting or accounting practice or any Tax method, practice or election by CPA:14 or any CPA:14 Subsidiary that would materially adversely affect its assets, liabilities or business, except insofar as may have been required by a change in applicable Law or GAAP; (E) any CPA:14 Material Adverse Effect or (F) any incurrence, assumption or guarantee by CPA:14 or any CPA:14 Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices.
     (f) No Undisclosed Material Liabilities. Except as disclosed in the CPA:14 SEC Documents, as set forth in Schedule 2.2(f) of the CPA:14 Disclosure Letter or as otherwise would not reasonably be expected to have a CPA:14 Material Adverse Effect, there are no liabilities of CPA:14 or any CPA:14 Subsidiary of a nature that would be required under GAAP to be set forth on the financial statements of CPA:14 or the notes thereto, other than: (i) liabilities adequately provided for on the balance sheet of CPA:14 dated as of December 31, 2005 (including the notes thereto) as required by GAAP or (ii) liabilities incurred in the ordinary course of business subsequent to December 31, 2005.
     (g) No Default. CPA:14 is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the CPA:14 Charter or the CPA:14 Bylaws, (ii) any loan or credit agreement, note, or any bond, mortgage or indenture, to which CPA:14 is a party or by which CPA:14 or any of its properties or assets is bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to CPA:14, except in the case of (ii) and (iii) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a CPA:14 Material Adverse Effect.
     (h) Compliance with Applicable Laws. Except for environmental matters, which are addressed in Section 2.2(n), CPA:14 and the CPA:14 Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “CPA:14 Permits”), except where the failure so to hold such CPA:14 Permits, individually or in the aggregate, would not reasonably be expected to have a CPA:14 Material Adverse Effect. CPA:14 and the CPA:14 Subsidiaries are in compliance with the terms of the CPA:14 Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a CPA:14 Material Adverse Effect. Except as disclosed in the CPA:14 SEC Documents, the businesses of CPA:14 and the CPA:14 Subsidiaries are not being conducted in violation of any Law, except for violations which, individually or in the aggregate, would not reasonably be expected to have a CPA:14 Material Adverse Effect. No investigation or review by any Governmental Entity with respect to CPA:14 or any CPA:14 Subsidiary is pending or, to CPA:14’s Knowledge, threatened, other than those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a CPA:14 Material Adverse Effect.
     (i) Litigation. Except as disclosed in Schedule 2.2(i) of the CPA:14 Disclosure Letter or the CPA:14 SEC Documents, there is no suit, action or proceeding pending or, to the Knowledge of CPA:14, threatened against or affecting CPA:14 or any CPA:14 Subsidiary or any of their respective properties or assets that, individually or in the aggregate, would reasonably be expected to have a CPA:14 Material Adverse Effect.
     (j) Taxes. (i) Each of CPA:14 and the CPA:14 Subsidiaries has timely filed all material Tax Returns (as defined herein) required to be filed by it (after giving effect to any valid extension to file). Each such Tax Return is true, correct and complete in all material respects. CPA:14 and each CPA:14 Subsidiary has paid (or CPA:14 has paid on its behalf), all material Taxes required to be paid. All material Taxes which CPA:14 or the CPA:14 Subsidiaries are required by Law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use Taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities within the time period prescribed by Law. The most recent audited financial statements contained in the CPA:14 SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve in accordance with GAAP for all material Taxes payable by CPA:14 and the CPA:14 Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. CPA:14 and each CPA:14 Subsidiary has established (and until the Closing Date shall continue to establish and maintain) on its books and records reserves that are adequate for the payment of all material Taxes not yet due and payable. Since December 31, 2005, CPA:14 has incurred no liability for any material Taxes under Sections 857(b), 860(c) or 4981 of the Code, IRS Notice 88-19, Treasury Regulation Section 1.337(d)-5, or Treasury Regulation Section 1.337(d)-6 including, without limitation, any material Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither CPA:14 nor any of the CPA:14 Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sales of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon CPA:14 or any CPA:14 Subsidiary. Neither CPA:14 nor any CPA:14 Subsidiary is the subject of any audit, examination, or other proceeding in respect of Federal income Taxes; to the Knowledge of CPA:14, no audit, examination or other proceeding in respect of Federal income Taxes involving CPA:14 or any CPA:14 Subsidiary is being considered by any Tax authority; and no audit, examination or proceeding in respect of Federal income Taxes involving CPA:14 or any CPA:14 Subsidiary has occurred since December 31, 2000. No deficiencies for any Taxes have been asserted or assessed in writing (or to the Knowledge of CPA:14 or any CPA:14 Subsidiary, proposed) against CPA:14 or any of the CPA:14 Subsidiaries, including claims by any taxing authority in a jurisdiction where CPA:14 or any CPA:14 Subsidiary does not file Tax Returns but in which any of them is or may be subject to taxation, which individually or in the aggregate would be material, and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending. There are no Liens for Taxes upon the assets of CPA:14 or the CPA:14 Subsidiaries except for statutory Liens for Taxes not yet due or payable and, for which appropriate reserves have been established on their respective financial statements in accordance with GAAP.
          (ii) CPA:14 (A) for each taxable year beginning with its taxable year ended on December 31, 1998, has been subject to taxation as a REIT within the meaning of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, consistent with the requirements for qualification and taxation as a REIT through the Effective Time and (C) has not taken or omitted to take any action which could reasonably be expected to result in the loss of its qualification as a REIT, and no such challenge is pending, or to CPA:14’s Knowledge, threatened. Each CPA:14 Subsidiary which is a partnership, joint venture or limited liability company has since its acquisition by CPA:14 (A) been classified for Federal income Tax purposes as a partnership or treated as a disregarded entity and not as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code, and (B) not owned any assets (including, without limitation, securities) that would cause CPA:14 to violate Section 856(c)(4) of the Code. Each CPA:14 Subsidiary which is a corporation, and each other issuer of securities in which CPA:14 holds securities (within the meaning of Section 856(c) of the Code but excluding “straight debt” of issuers as described in Section 856(c)(7) of the Code) having a value of more than 10 percent of the total value of the outstanding securities of such issuer, has since its acquisition by CPA:14 been a REIT, a qualified REIT subsidiary under Section 856(i) of the Code or a taxable REIT subsidiary under Section 856(l) of the Code or otherwise qualified as a “real estate asset” within the meaning of Section 856(c)(5)(B) of the Code. Neither CPA:14 nor any CPA:14 Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as announced in IRS Notice 88-19 or Treasury Regulation Section 1.337(d)-5 or Treasury Regulation Section 1.337(d)-6 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.
          (iii) As of the date of this Agreement, CPA:14 does not have any earnings and profits attributable to CPA:14 or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
          (iv) None of CPA:14 or any of the CPA:14 Subsidiaries is (i) subject, directly or indirectly, to any Tax Protection Agreement or (ii) in violation of or in default under any Tax Protection Agreement.
          (v) As of the date hereof, CPA:14 is a “domestically-controlled qualified investment entity” within the meaning of Section 897(h) of the Code.
          (vi) Neither CPA:14 nor any CPA:14 Subsidiary is a party to any Tax allocation or sharing agreement or has changed any method of accounting for Tax purposes.
          (vii) CPA:14 does not have any liability for the Taxes of any person other than CPA:14 and the CPA:14 Subsidiaries and the CPA:14 Subsidiaries do not have any liability for the Taxes of any person other than CPA:14 and the CPA:14 Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor, (C) by contract or (D) otherwise.
          (viii) Neither CPA:14 nor any CPA 12 Subsidiary (x) has requested, received or is subject to any written ruling of a Governmental Entity related to Taxes or has entered into any written and legally binding agreement with a Governmental Entity relating to Taxes or (y) has engaged in any transaction of which it has made (or was required to make) disclosure to any Governmental Entity to avoid the imposition of any penalties related to Taxes.
     (k) Pension and Benefit Plans. Except as set forth in the CPA:14 SEC Documents, neither CPA:14 nor any CPA:14 Subsidiary maintains or has maintained any Employee Benefit Plans or has any obligations or liabilities in respect of Employee Benefit Plans. CPA:14 has no employees. None of the agreements to which CPA:14 or any of the CPA:14 Subsidiaries is a party, would, individually or in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)) or would exceed the amount deductible pursuant to Section 162(m) of the Code.

     (l) Information Supplied. None of the information supplied or to be supplied by CPA:14 in writing for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus will (a) in the case of the Form S-4, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) in the case of the Joint Proxy Statement/Prospectus, at the time of the mailing thereof or at the time the CPA:14 Stockholder Meeting is to be held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will (with respect to CPA:14, its officers, directors and the CPA:14 Subsidiaries) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation is made as to statements made or incorporated by reference by CPA:12.
     (m) Intangible Property. CPA:14 and the CPA:14 Subsidiaries own, possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of CPA:14 and the CPA:14 Subsidiaries (collectively, the “CPA:14 Intangible Property”), except where the failure to possess or have adequate rights to use such properties, individually or in the aggregate, would not reasonably be expected to have a CPA:14 Material Adverse Effect. All of the CPA:14 Intangible Property is owned or licensed by CPA:14 or the CPA:14 Subsidiaries free and clear of any and all Liens, except those that, individually or in the aggregate, would not reasonably be expected to have a CPA:14 Material Adverse Effect, and neither CPA:14 nor any such CPA:14 Subsidiary has forfeited or otherwise relinquished any CPA:14 Intangible Property which forfeiture has resulted in, individually or in the aggregate, or would reasonably be expected to result in a CPA:14 Material Adverse Effect. To the Knowledge of CPA:14, the use of CPA:14 Intangible Property by CPA:14 or the CPA:14 Subsidiaries does not in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other Person, and there have been no claims made, and neither CPA:14 nor any of the CPA:14 Subsidiaries has received any notice of any claim or otherwise knows that any of the CPA:14 Intangible Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the CPA:14 Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that, individually or in the aggregate, would not reasonably be expected to have a CPA:14 Material Adverse Effect.
     (n) Environmental Matters. Except as disclosed in Schedule 2.2(n) of the CPA:14 Disclosure Letter, the CPA:14 SEC Documents or in the environmental audits/reports listed therein or except as would not reasonably be expected to have a CPA:14 Material Adverse Effect:
          (i) None of CPA:14 or the CPA:14 Subsidiaries has received written notice that any administrative or compliance order has been issued that is still in effect, any complaint has been filed that remains unresolved, any penalty has been assessed that has not been paid and any investigation or review is pending or threatened by any Governmental Entity with respect to any alleged failure by CPA:14 or any CPA:14 Subsidiary to have any permit required under any applicable Environmental Law or with respect to any Release by CPA:14 or any CPA:14 Subsidiary of any Hazardous Material in material violation of any Environmental Law.
          (ii) To the Knowledge of CPA:14, except in material compliance with applicable Environmental Laws, (A) there are no asbestos-containing materials present on any property owned or operated by CPA:14 or any CPA:14 Subsidiary, (B) there are no regulated levels of PCBs present on any property owned or operated by CPA:14 or any CPA:14 Subsidiary, and (C) there are no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials currently present on any property owned or operated by CPA:14 or any CPA:14 Subsidiary.
          (iii) None of CPA:14 or any CPA:14 Subsidiary has received written notice of a claim, that has not been resolved, to the effect that it is liable to a third party, including a Governmental Entity, as a result of a Release of a Hazardous Material into the environment in material violation of any Environmental Law at any property currently or formerly owned or operated by CPA:14 or a CPA:14 Subsidiary.
          (iv) None of CPA:14 or any CPA:14 Subsidiary has received written notice of (A) any Liens arising under or pursuant to any applicable Environmental Law on any CPA:14 Property or (B) any action taken which could subject any CPA:14 Property to such Liens. To the Knowledge of CPA:14, no such action is in process. CPA:14 and the CPA:14 Subsidiaries currently do not have any duty under any applicable Environmental Law to place any restriction relating to the presence of Hazardous Material at any CPA:14 Property.
          (v) None of CPA:14 or the CPA:14 Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location which, to the Knowledge of CPA:14, is the subject of any action, suit or proceeding that could be reasonably expected to result in claims against CPA:14 or the CPA:14 Subsidiaries related to such Hazardous Material for clean-up costs, remedial work, damages to natural resources or personal injury claims, including but not limited to claims under CERCLA and the rules and regulations promulgated thereunder.
          (vi) CPA:14 and the CPA:14 Subsidiaries have made notification of Releases of a Hazardous Material where required by applicable Environmental Law, and no property now or, to the Knowledge of CPA:14, previously owned or operated by CPA:14 or the CPA:14 Subsidiaries is listed or, to the Knowledge of CPA:14, proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar list of sites under any Environmental Law of any other Governmental Entity where such listing requires active investigation or clean-up.
          (vii) CPA:14 and the CPA:14 Subsidiaries have not entered into any agreements to provide indemnification to any third party purchaser pursuant to Environmental Laws in relation to any property or facility previously owned or operated by CPA:14 and the CPA:14 Subsidiaries.
          (viii) None of CPA:14 or the CPA:14 Subsidiaries has in its possession or control any environmental assessment or investigation reports prepared within the last four years that (A) have not been provided to CPA:12 prior to the execution of this Agreement or (B) that disclose a material environmental condition with respect to the CPA:14 Properties which is not being addressed or remediated or has not been addressed or remediated or been made the subject of an environmental insurance policy listed in Schedule 2.2(n) of the CPA:14 Disclosure Letter, except for such reports that (1) contain information regarding the environmental condition of any such property that has been provided to CPA:12 or (2) reflect the results of an asbestos survey and/or abatement work performed in the ordinary course of renovation or demolition activities.
     (o) Properties.
          (i) (A) Except as listed in Schedule 2.2(o)(i) of the CPA:14 Disclosure Letter, CPA:14 or a CPA:14 Subsidiary owns fee simple title to or has a valid leasehold interest in, or has an interest in an entity that owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected on the most recent balance sheet of CPA:14 included in the CPA:14 SEC Documents and as identified in Schedule 2.2(o)(i) of the CPA:14 Disclosure Letter (each, a “CPA:14 Property” and collectively, the “CPA:14 Properties”), which are all of the real estate properties owned or leased by them, in each case free and clear of Liens except for (1) debt and other matters identified on Schedule 2.2(o)(i) of the CPA:14 Disclosure Letter, (2) inchoate mechanics’, workmen’s, repairmen’s and other inchoate Liens imposed for construction work in progress or otherwise incurred in the ordinary course of business, (3) mechanics’, workmen’s and repairmen’s Liens (other than inchoate Liens for work in progress) which have heretofore been bonded or insured; (4) (x) all matters disclosed on existing title policies or (y) as would be disclosed on current title reports, zoning reports or surveys and would not have a material adverse effect on the value or use of the affected property (excluding outstanding indebtedness); (5) real estate Taxes and special assessments not yet due and payable which are being contested in good faith in the ordinary course of business and (6) Liens that would not cause a material adverse effect on the value or use of the affected property;
               (B) except as would not reasonably be expected to have a material adverse effect on the value or use of the affected property, the CPA:14 Properties are not subject to any rights of way, written agreements, Laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, “CPA:14 Property Restrictions”), except for (1) CPA:14 Property Restrictions imposed or promulgated by Law with respect to real property, including zoning regulations, which would not reasonably be expected to have a material adverse effect on the value or use of the affected property, (2) leases, easement agreements and all matters disclosed on existing title policies, title reports, zoning reports or surveys or as would be disclosed on current title reports, title policies, zoning reports or surveys (excluding outstanding indebtedness) and (3) real estate Taxes and special assessments;
               (C) except as would not reasonably be expected to have a material adverse effect on the value or use of the affected property, none of CPA:14 or a CPA:14 Subsidiary has received written notice to the effect that there are any (1) condemnation or rezoning proceedings that are pending or, to the Knowledge of CPA:14 and the CPA:14 Subsidiaries threatened, with respect to any material portion of any of the CPA:14 Properties or (2) zoning, building or similar Laws or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the CPA:14 Properties or by the continued maintenance, operation or use of the parking areas located thereon or appurtenant thereto or used in connection therewith;
               (D) except as would not reasonably be expected to have a material adverse effect on the value or use of the affected property, none of CPA:14 or any CPA:14 Subsidiary has received written notice that it is currently in default or violation of any CPA:14 Property Restrictions; and
               (E) except for the owners of the CPA:14 Properties in which CPA:14, any CPA:14 Subsidiary or any joint venture involving CPA:14 or the CPA:14 Subsidiaries has a leasehold interest, no Person (other than CPA:14, a CPA:14 Subsidiary or any joint venture involving CPA:14 or the CPA:14 Subsidiaries) has any ownership interest in any of the CPA:14 Properties.
          (ii) Except as individually or in the aggregate, as would not reasonably be expected to have a CPA:14 Material Adverse Effect, all properties currently under development or construction by CPA:14 or the CPA:14 Subsidiaries and all properties currently under contract for acquisition, development or commencement of construction as of the date of this Agreement by CPA:14 and the CPA:14 Subsidiaries are listed as such in Schedule 2.2(o)(ii) of the CPA:14 Disclosure Letter.
          (iii) Schedule 2.2(o)(iii) of the CPA:14 Disclosure Letter sets forth the rent roll for each of the CPA:14 Properties (the “CPA:14 Rent Roll”) as of June 1, 2006 including any leases which have been executed for which the term has not yet commenced. Except as disclosed in Schedule 2.2(o)(iii) of the CPA:14 Disclosure Letter and for discrepancies that, either individually or in the aggregate, would not reasonably be expected to have a CPA:14 Material Adverse Effect, (1) the information set forth in the CPA:14 Rent Roll is true, correct and complete as of the date thereof; (2) no brokerage fees, commissions or any similar payments are owed or payable by the lessor under any of the leases listed on the CPA:14 Rent Roll (the “CPA:14 Leases”) to any third party in connection with the existence or execution thereof, or in connection with any renewal, expansion or extension of any CPA:14 Lease which has occurred prior to, or may occur after, the date hereof; (3) to the Knowledge of CPA:14, all work to be performed by any party to any of the CPA:14 Leases has been completed and fully paid for; (4) except in the ordinary course of business, no tenants under the CPA:14 Leases are entitled to any free rent, abatement of rent or similar concession, nor to CPA:14’s Knowledge, to any claim of any offset or defense against the payment of rent; and (5) no person other than those identified on the CPA:14 Rent Roll (and those claiming by, through or under them) is in occupancy of any portion of any CPA:14 Property.
          (iv) Schedule 2.2(o)(iv) of the CPA:14 Disclosure Letter contains a list, as of the date of this Agreement, of (A) all unfunded capital improvements required to have been conducted by CPA:14 or any CPA:14 Subsidiary in excess of $750,000 in any instance, (B) all outstanding leasing commissions in excess of $750,000 in any instance and (C) all committed capital expenditures in excess of $750,000 in any instance, excluding capital expenditures related to development projects of CPA:14 or any CPA:14 Subsidiary.
     (p) Insurance. Schedule 2.2(p) of the CPA:14 Disclosure Letter is a complete list as of the date of this Agreement of insurance policies which CPA:14 or any CPA:14 Subsidiary maintains with respect to its respective businesses or properties. CPA:14 has not been informed that any such policies are not in full force and effect in all material respects, as of the date of this Agreement. All premiums due and payable by CPA:14 or any CPA:14 Subsidiary thereof under each such policy obtained by CPA:14 or any CPA:14 Subsidiary have been paid.
     (q) Opinion of Financial Advisor. The Board of Directors of CPA:14 has received the opinions of Friedman, Billings, Ramsey & Co., Inc. dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of CPA:14 Common Stock, which opinion has been made available to CPA:12. CPA:14 has been advised that Friedman, Billings, Ramsey & Co., Inc. will permit the inclusion of the opinion in its entirety and, subject to prior review and consent by Friedman, Billings, Ramsey & Co., Inc., a reference to the opinion in the Form S-4 and the Joint Proxy Statement/Prospectus.
     (r) Vote Required. The affirmative vote of the holders of a majority of the CPA:14 Common Stock (the “CPA:14 Stockholder Approval”) is the only vote of holders of securities of CPA:14 required to approve the Merger and the other transactions contemplated by the Transaction Documents.
     (s) Brokers. Except for the fees and expenses payable to Friedman, Billings, Ramsey & Co., Inc. (which fees have been disclosed to CPA:12), no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of CPA:14 or any CPA:14 Subsidiary. CPA:14 has previously provided CPA:12 with a true and complete copy of the engagement letter with Friedman, Billings, Ramsey & Co., Inc. as in effect on the date hereof, pursuant to which such fees and expenses are payable, and the amounts payable by CPA:14 pursuant to such letter shall not have been increased between the date of this Agreement and the Closing Date.

     (t) Investment Company Act of 1940. Neither CPA:14 nor any of the CPA:14 Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.
     (u) Contracts.
          (i) Except as set forth in Schedule 2.2(u)(i) of the CPA:14 Disclosure Letter or in the CPA:14 SEC Documents, each CPA:14 Material Contract is valid, binding and enforceable and in full force and effect with respect to CPA:14 and the CPA:14 Subsidiaries, and to the Knowledge of CPA:14 the other parties thereto, except where such failure to be so valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a CPA:14 Material Adverse Effect, and there are no defaults by CPA:14 or any CPA:14 Subsidiary, or to the Knowledge of CPA:14 the other parties thereunder, except those defaults that would not, individually or in the aggregate, reasonably be expected to have a CPA:14 Material Adverse Effect. For purposes of this Agreement, “CPA:14 Material Contracts” shall mean (i) any capitalized lease obligations and other indebtedness to any Person, other than individual items of indebtedness in a principal amount less than $1,000,000, (ii) each material commitment, contractual obligation, borrowing, capital expenditure or transaction entered into by CPA:14 or any CPA:14 Subsidiary which may result in total payments by or liability of CPA:14 or any CPA:14 Subsidiary in excess of $1,000,000, (iii) any other agreements filed or required to be filed as exhibits to the CPA:14 SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations, (iv) any interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other agreement relating to a similar transaction to which CPA:14 or any CPA:14 Subsidiary is a party or an obligor with respect thereto, and (v) any agreement, commitment, instrument or obligation of a type described in Sections 2.2(u)(ii) through 2.2(u)(iv).
          (ii) The Merger and the other transactions contemplated by the Transaction Documents will not trigger any due-on-sale provision on any mortgages, except as set forth in Schedule 2.2(u)(ii) of the CPA:14 Disclosure Letter.
          (iii) Except for those agreements set forth in Schedule 2.2(u)(iii) of the CPA:14 Disclosure Letter or agreements in which CPA:14 agrees not to sell a CPA:14 Property to a competitor of the CPA:14 Property’s current tenant, there are no non-competition agreements or other contracts or agreements that contains covenants that restrict CPA:14’s ability to conduct its business in any location or present a material restriction on the conduct of the business of CPA:14 or the CPA:14 Subsidiaries.
          (iv) Except as set forth in Schedule 2.2(u)(iv) of the CPA:14 Disclosure Letter, there are no indemnification agreements entered into by and between CPA:14 and any director or officer of CPA:14 or any of the CPA:14 Subsidiaries, other than in respect of independent directors as may be required in connection with financing the CPA:14 Properties.
     (v) Related Party Transactions. Except as expressly described in the CPA:14 SEC Documents or as set forth in Schedule 2.2(v) of the CPA:14 Disclosure Letter, there are no material arrangements, agreements or contracts entered into by CPA:14 or any of the CPA:14 Subsidiaries, on the one hand, and any Person who is an officer, director or Affiliate of CPA:14 or any CPA:14 Subsidiary, any relative of the foregoing or an entity of which any of the foregoing is an Affiliate, on the other hand. Copies of any such documents have been previously provided to CPA:12.
     (w) Transaction Financing. CPA:14 has, and shall have, sufficient funds to permit CPA:14 to perform all of its obligations under this Agreement and to consummate all the transactions contemplated hereby, including paying the cash portion of the Merger Consideration in the Merger.

ARTICLE III
COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER
     Section 3.1. Conduct of Business by CPA:12.
     (a) During the period from the date of this Agreement to the Effective Time, CPA:12 shall use all commercially reasonable efforts to carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with applicable Law and, to the extent consistent herewith, use commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill, ongoing businesses and CPA:12’s qualification as a REIT within the meaning of the Code. CPA:12 will promptly notify CPA:14 of any litigation involving CPA:12 having, to the Knowledge of CPA:12, potential liability to CPA:12 or any of the CPA:12 Subsidiaries in excess of $50,000 or any complaint, investigation or hearing, of which CPA:12 has Knowledge, by a Governmental Entity involving CPA:12 or any of the CPA:12 Subsidiaries.
     (b) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time of the Merger, except as otherwise contemplated by this Agreement or to the extent consented to by CPA:14, which consent shall not be unreasonably withheld, conditioned or delayed, CPA:12 shall not engage in, authorize or agree to any of the following:
          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of CPA:12 Common Stock or stock or other equity interests in any CPA:12 Subsidiary that is not directly or indirectly wholly-owned by CPA:12, except (1) the authorization and payment of regular quarterly dividends with respect to the CPA:12 Common Stock (not to exceed $.2087 per share per quarter), provided that CPA:12 shall notify CPA:14 of the proposed record date for any such distribution prior to such date, (2) the payment of the Special Distribution or (3) following the CPA:12 Stockholder Meeting, any distribution (or an increase in a distribution) by CPA:12 that is necessary for CPA:12 to maintain its REIT qualification, avoid the incurrence of any Taxes under Section 857 of the Code, avoid the imposition of any excise Taxes under Section 4981 of the Code, or avoid the need to make one or more extraordinary or disproportionately larger distributions to meet any of the objectives in this clause (3), provided that CPA:12 shall provide CPA:14 with evidence, reasonably satisfactory to CPA:14, that such distribution is necessary and CPA:12 shall not be permitted to pay any such distribution in the event the Alternate Merger is to be effected, (B) split, combine or reclassify any CPA:12 Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of CPA:12 Common Stock or (C) purchase, redeem or otherwise acquire any CPA:12 Common Stock or any options, warrants or rights to acquire, or security convertible into, shares of CPA:12 Common Stock;
          (ii) issue, deliver, sell or grant any option or other material right in respect of, any CPA:12 Common Stock, capital stock, any other voting or redeemable securities of CPA:12 or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities, except (i) to CPA:12 or a wholly-owned CPA:12 Subsidiary, (ii) pursuant to CPA:12’s distribution reinvestment and share purchase plan or (iii) pursuant to the advisory agreement between CPA:12 and W. P. Carey & Co. LLC and the acquisition services agreement between CPA:12 and Carey Asset Management Corp.;
          (iii) amend the CPA:12 Charter or CPA:12 Bylaws, except as required by this Agreement or in connection with the Sale of Assets, Special Distribution or the Alternate Merger;

          (iv) merge, consolidate or enter into any other similar extraordinary corporate transaction with any Person;
          (v) except for transactions in the ordinary course of business consistent with past practice, (A) make any capital expenditures, (B) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a “Commitment”) for the acquisition of any real property or other transaction involving nonrefundable deposits; (C) commence construction of, or enter into any Commitment to develop or construct, other real estate projects; (D) incur additional indebtedness (secured or unsecured); or (E) make any loans, advances, capital contributions or investments in any other Person;
          (vi) except for transactions in the ordinary course of business consistent with past practice, the Sale of Assets, the Special Distribution and as set forth on Schedule 2.1(p)(iv) of the CPA:12 Disclosure Letter, (A) sell, mortgage, lease, subject to Lien or otherwise dispose of any of the CPA:12 Properties; (B) pledge or otherwise encumber CPA:12 Common Stock; or (C) sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal or intangible property;
          (vii) guarantee the indebtedness of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing other than in the ordinary course of business consistent with past practice;
          (viii) (A) prepay, refinance or amend any existing indebtedness other than, in the case of refinancings and amendments, on terms more favorable than the terms of the existing indebtedness other than in the ordinary course of business consistent with past practice or (B) pay, discharge or satisfy any claims, Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities reflected or reserved against in the balance sheet of CPA:12 dated as of December 31, 2005;
          (ix) make or rescind any express or deemed election relating to Taxes (unless CPA:12 reasonably determines after consultation with CPA:14 that such action is required by Law or necessary to preserve CPA:12’s qualification as a REIT or any other CPA:12 Subsidiary which files Tax Returns as a partnership for Federal Tax purposes, in which event CPA:12 shall make such election in a timely manner); provided that nothing in this Agreement shall preclude CPA:12 from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code, with the prior written consent of CPA:14, which will not be unreasonably withheld;
          (x) (A) change in any material respect that is adverse to CPA:12 any of its methods, principles or practices of accounting (including any method of accounting for Tax purposes) in effect or (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises relating to Taxes on real property or sales Taxes in an amount not to exceed, individually or in the aggregate, $100,000, or change any of its methods of reporting income or deductions for Federal income Tax purposes from those employed in the preparation of its Federal income Tax Return for the taxable year ended December 31, 2004, except as to clauses (A) and (B) as may be required by the SEC, applicable Law or GAAP;
          (xi) adopt any employee benefit plan, incentive plan, severance plan, bonus plan, change in control, retention, retirement, health, life, disability, compensation or special remuneration plan, share option or similar plan, program, policy or arrangement, grant new share options, shares of restricted shares, share appreciation rights or other equity-based awards, or enter into any employment agreement, severance, change in control, termination agreement, retention agreement or any similar agreement or arrangement;
          (xii) except as contemplated by this Agreement, the Special Dividend and the Sale of Assets, enter into or amend or otherwise modify any material agreement or arrangement with persons that are Affiliates or, as of the date of this Agreement, are officers or directors of CPA:12 or any CPA:12 Subsidiary;
          (xiii) except as required by this Agreement and as contemplated by the Sale of Assets and Special Distribution, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of CPA:12;
          (xiv) except as otherwise permitted under this Agreement, amend or terminate, or waive compliance with the terms of, or breaches under, any CPA:12 Material Contract or enter into a new contract, agreement or arrangement that, if entered into prior to the date of this Agreement, would have been required to have been listed in Schedule 2.1(v)(i) of the CPA:12 Disclosure Letter which after giving effect to the Merger would have a material adverse effect on CPA:14 and the CPA:14 Subsidiaries taken as a whole;
          (xv) enter into, assume or acquire any asset subject to any Tax Protection Agreement;
          (xvi) take any action that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code (other than allowing CPA:12 stockholders to elect the consideration to be received in the Merger) pursuant to this Agreement and the Joint Proxy Statement/Prospectus (as defined below); or
          (xvii) take any action inconsistent with any of the foregoing.
     Section 3.2. Conduct of Business by CPA:14.
     (a) During the period from the date of this Agreement to the Effective Time, CPA:14 shall use all commercially reasonable efforts to carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with applicable Law and, to the extent consistent herewith, use commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill, ongoing businesses and CPA:14’s qualification as a REIT within the meaning of the Code. CPA:14 will promptly notify CPA:12 of any litigation involving CPA:14 having, to the Knowledge of CPA:14, potential liability to CPA:14 or any of the CPA:14 Subsidiaries in excess of $250,000 or any complaint, investigation or hearing, of which CPA:14 has Knowledge, by a Governmental Entity involving CPA:14 or any of the CPA:14 Subsidiaries.
     (b) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time of the Merger, except as otherwise contemplated by this Agreement or to the extent consented to by CPA:12, which consent shall not be unreasonably withheld, conditioned or delayed, CPA:14 shall not engage in, authorize or agree to any of the following:
          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of CPA:14 Common Stock or stock or other equity interests in any CPA:14 Subsidiary that is not directly or indirectly wholly-owned by CPA:14, except (1) the authorization and payment of regular quarterly dividends with respect to the CPA:14 Common Stock (such dividends may be increased consistent with past practices), provided that CPA:14 shall notify CPA:12 of the proposed record date for any such distribution prior to such date, (2) pursuant to any advisory agreements or (3) any distribution (or an increase in a distribution) by CPA:14 that is necessary for CPA:14 to maintain REIT status, avoid the incurrence of any Taxes under Section 857 of the Code, avoid the imposition of any excise Taxes under Section 4981 of the Code, or avoid the need to make one or more extraordinary or disproportionately larger distributions to meet any of the objectives in this clause (3), provided that CPA:14 shall provide CPA:12 with evidence, reasonably satisfactory to CPA:12, that such distribution is necessary, (B) split, combine or reclassify any CPA:14 Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of CPA:14 Common Stock or (C) purchase, redeem or otherwise acquire any CPA:14 Common Stock or any options, warrants or rights to acquire, or security convertible into, shares of CPA:14 Common Stock;
          (ii) issue, deliver, sell or grant any option or other material right in respect of, any CPA:14 Common Stock, capital stock, any other voting or redeemable securities of CPA:14 or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities, except (i) to CPA:14 or a wholly-owned CPA:14 Subsidiary and (ii) pursuant to CPA:14’s distribution reinvestment and share purchase plan;
          (iii) amend the CPA:14 Charter or CPA:14 Bylaws, except as required by this Agreement or in connection with the Alternate Merger;
          (iv) merge, consolidate or enter into any other similar extraordinary corporate transaction with any Person;
          (v) except for transactions in the ordinary course of business consistent with past practice, (A) make any capital expenditures, (B) acquire, enter into any option to acquire, or exercise an Commitment for the acquisition of any real property or other transaction involving nonrefundable deposits; (C) commence construction of, or enter into any Commitment to develop or construct, other real estate projects; (D) incur additional indebtedness (secured or unsecured); or (E) make any loans, advances, capital contributions or investments in any other Person;
          (vi) except for transactions made in the ordinary course of business consistent with past practice, (A) sell, mortgage, lease, subject to Lien or otherwise dispose of any of the CPA:14 Properties; (B) pledge or otherwise encumber CPA:14 Common Stock; or (C) sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal or intangible property;
          (vii) guarantee the indebtedness of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing other than in the ordinary course of business consistent with past practice;
          (viii) (A) prepay, refinance or amend any existing indebtedness other than, in the case of refinancings and amendments, on terms more favorable than the terms of the existing indebtedness other than in the ordinary course of business consistent with past practice or (B) pay, discharge or satisfy any claims, Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities reflected or reserved against in the balance sheet of CPA:14 dated as of December 31, 2005;
          (ix) make or rescind any express or deemed election relating to Taxes (unless CPA:14 reasonably determines after consultation with CPA:12 that such action is required by Law or necessary to preserve CPA:14’s qualification as a REIT or any other CPA:14 Subsidiary which files Tax Returns as a partnership for Federal Tax purposes, in which event CPA:14 shall make such election in a timely manner); provided that nothing in this Agreement shall preclude CPA:14 from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code, with the prior written consent of CPA:12, which will not be unreasonably withheld;
          (x) (A) change in any material respect that is adverse to CPA:14 any of its methods, principles or practices of accounting (including any method of accounting for Tax purposes) in effect or (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises relating to Taxes on real property or sales Taxes in an amount not to exceed, individually or in the aggregate, $100,000, or change any of its methods of reporting income or deductions for Federal income Tax purposes from those employed in the preparation of its Federal income Tax Return for the taxable year ended December 31, 2004, except as to clauses (A) and (B) as may be required by the SEC, applicable Law or GAAP;
          (xi) adopt any employee benefit plan, incentive plan, severance plan, bonus plan, change in control, retention, retirement, health, life, disability, compensation or special remuneration plan, share option or similar plan, program, policy or arrangement, grant new share options, shares of restricted shares, share appreciation rights or other equity-based awards, or enter into any employment agreement, severance, change in control, termination agreement, retention agreement or any similar agreement or arrangement;
          (xii) except as contemplated by this Agreement, enter into or amend or otherwise modify any material agreement or arrangement with persons that are Affiliates or, as of the date of this Agreement, are officers or directors of CPA:14 or any CPA:14 Subsidiary;
          (xiii) except as required by this Agreement, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of CPA:14;
          (xiv) except as otherwise permitted under this Agreement, amend or terminate, or waive compliance with the terms of, or breaches under, any CPA:14 Material Contract or enter into a new contract, agreement or arrangement that, if entered into prior to the date of this Agreement, would have been required to have been listed in Schedule 2.2(u)(i) of the CPA:14 Disclosure Letter;
          (xv) enter into, assume or acquire any asset subject to any Tax Protection Agreement;
          (xvi) take any action that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code pursuant to this Agreement and the Joint Proxy Statement/Prospectus (as defined below); or
          (xvii) take any action inconsistent with any of the foregoing.
     Section 3.3. No Control of Other Party’s Business. Nothing contained in this Agreement shall give CPA:12, directly or indirectly, the right to control or direct CPA:14’s or the CPA:14 Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give CPA:14, directly or indirectly, the right to control or direct CPA:12’s or the CPA:12 Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of CPA:12 and CPA:14 shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE IV
ADDITIONAL COVENANTS
     Section 4.1. Preparation of the Form S-4 and the Joint Proxy Statement/Prospectus; Stockholders Meetings.
     (a) As soon as practicable following the date of this Agreement, CPA:12 and CPA:14 shall jointly prepare and file with the SEC mutually acceptable preliminary proxy materials and any amendments or supplements thereof which shall constitute the Joint Proxy Statement/Prospectus relating to the matters to be submitted to the CPA:12 Stockholders at the CPA:12 Stockholder Meeting and the CPA:14 Stockholders at the CPA:14 Stockholder Meeting (such Joint Proxy Statement/Prospectus, and any amendments or supplements thereto (the “Joint Proxy Statement/Prospectus”) and CPA:14 shall prepare and file with the SEC the Registration Statement on Form S-4, with respect to the issuance of CPA:14 Common Stock in the Merger (the “Form S-4”) in which the Joint Proxy Statement/Prospectus will be included as a prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act. The parties shall cooperate fully with each other in the preparation of the Form S-4 and the Joint Proxy Statement/Prospectus, and shall furnish each other with all information reasonably requested by the other for inclusion therein or otherwise in respect thereof. Each of CPA:12 and CPA:14 shall use all reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective under the Securities Act as promptly as practicable after filing it with the SEC and to keep the Form S-4 effective as long as necessary to consummate the Merger. The parties shall promptly provide copies to each other, consult with each other and jointly prepare written responses with respect to any written comments received from the SEC with respect to the Form S-4 and the Joint Proxy Statement/Prospectus and promptly advise the other party of any oral comments received from the SEC. The parties shall cooperate and provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and Form S-4 prior to filing such with the SEC and will provide each other a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation be reference) to the Joint Proxy Statement/Prospectus or Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld, conditioned or delayed. The parties shall use all reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each of CPA:12 and CPA:14 shall comply in all respects with the requirements of the Exchange Act and the Securities Act applicable to the Joint Proxy Statement/Prospectus and the solicitation of proxies for their respective meetings of stockholders. CPA:14 shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance of the CPA:14 Common Stock in the Merger (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) and CPA:12 shall furnish all information concerning CPA:12 and the CPA:12 Stockholders as may be reasonably requested by CPA:14 in connection with any such action.
     (b) CPA:12 shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the CPA:12 Stockholder Meeting solely for the purposes of obtaining the CPA:12 Stockholder Approval and, subject to the provisions of Section 4.4 and Article VI, shall, through its Board of Directors, recommend to the CPA:12 Stockholders the approval of this Agreement and the Merger. Subject to the foregoing, CPA:12 shall use its reasonable best efforts to obtain the CPA:12 Stockholder Approval as promptly as practicable.

     (c) CPA:14 shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the CPA:14 Stockholder Meeting solely for the purposes of obtaining the CPA:14 Stockholder Approval and shall, through its Board of Directors, recommend to the CPA:14 Stockholders the approval of this Agreement and the Merger. Subject to the foregoing, CPA:14 shall use its reasonable best efforts to obtain the CPA:14 Stockholder Approval as promptly as practicable.
     (d) The CPA:12 Stockholder Meeting and the CPA:14 Stockholder Meeting shall take place on the same date to the extent practicable.
     (e) If at any time prior to the Effective Time any event with respect to CPA:14 (including its officers, directors and CPA:14 Subsidiaries) shall occur that in the determination of CPA:14 is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement/Prospectus or the Form S-4, CPA:14 shall notify CPA:12 thereof and such event shall be so described. Any such amendment or supplement shall be promptly filed with the SEC and, as and to the extent required by Law, disseminated to the stockholders of CPA:14, and such amendment or supplement shall comply in all material respects with all provisions of applicable Law.
     (f) If at any time prior to the Effective Time any event with respect to the CPA:12 (including its officers, directors and CPA:12 Subsidiaries) shall occur that in the determination of CPA:12 is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement/Prospectus or the Form S-4, CPA:12 shall notify CPA:14 thereof and such event shall be so described. Any such amendment or supplement shall be promptly filed with the SEC and, as and to the extent required by Law, disseminated to the stockholders of CPA:12, and such amendment or supplement shall comply in all material respects with all provisions of applicable Law.
     (g) The foregoing actions are subject to compliance with applicable Law and the other terms of this Agreement.
     Section 4.2. Reasonable Best Efforts.
     (a) Upon the terms and subject to the conditions set forth in this Agreement and compliance with applicable Law and the other terms of this Agreement, each of CPA:14 and CPA:12 agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity, (ii) the obtaining of all necessary consents, approvals, waivers or exemption from non-governmental third parties, (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and (iv) the consummation of the Sale of Assets and Special Distribution. In addition, each of CPA:14 and CPA:12 agrees to use their reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any stay, temporary restraining order, injunction, or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity vacated or reversed. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of

CPA:12 and CPA:14 shall take all such necessary action. From the date of this Agreement through the Effective Time, CPA:12 shall timely file, or cause to be filed, with the SEC all CPA:12 SEC Documents required to be so filed.
     (b) CPA:12 shall give prompt notice to CPA:14, and CPA:14 shall give prompt notice to CPA:12, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and, provided further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 5.2(b) or 5.3(b), as the case may be.
     Section 4.3. Tax Treatment.
     (a) CPA:12 shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Tax Returns and amendments thereto required to be filed by CPA:12 or any of the CPA:12 Subsidiaries in a manner consistent with past practice (unless an alternative manner is required by applicable Law) prior to the Closing Date (after electing all available extensions of time to file such Tax Returns). Prior to filing any such Tax Returns, CPA:12 shall deliver draft copies (together with supporting documentation, including Tax Return work papers) to CPA:14 for CPA:14’s review and comment, and CPA:12 shall accept all reasonable comments of CPA:14 with respect to such Tax Returns. CPA:12 shall pay all Taxes required to be paid by CPA:12 prior to the Effective Time. CPA:14 shall have a reasonable period of time (but in no event less than 30 days) to review and comment on such Tax Returns and amendments prior to filing. If the parties do not agree on the draft Tax Returns or amendments, the parties shall hire a nationally recognized accounting firm reasonably acceptable to CPA:12 and CPA:14 to prepare the contested Tax Returns or amendments.
     (b) CPA:12 will take all necessary actions, including but not limited to making sufficient distributions prior to Closing, to assure that CPA:12 will qualify as a REIT for its Tax year ending on the Closing Date (unless the Alternate Merger is used, in which case CPA:12 will take all necessary actions prior to the Closing to assure that CPA:12 will qualify as a REIT through the Closing Date but shall not be required to meet any REIT distribution requirement under this Section 4.3(b)). During the period from the date of this Agreement to the Effective Time, CPA:12 shall, and shall cause each CPA:12 Subsidiary to, facilitate all reasonable requests of CPA:14 with respect to the maintenance of CPA:12’s REIT qualification.
     (c) CPA:14 and CPA:12 shall report the Merger as a “reorganization” under Section 368(a) of the Code, unless otherwise required by Law or administrative action, and shall comply with any applicable Tax reporting requirements, including Treasury Regulation Section 1.368-3, as necessary; provided, however, that if the provisions of Article X are applicable, Holdings, CPA:14 and CPA:12 shall report the Alternate Merger as (i) a contribution of the shares of CPA:12 Common Stock by the CPA:12 Stockholders to Holdings under Section 351(a) of the Code and (ii) the merger of Acquisition with and into CPA:14 as a “reorganization” under Section 368(a) of the Code, in each case, unless otherwise required by Law or administrative actions.
     Section 4.4. No Solicitation of Transactions.
     (a) Subject to Section 6.1, none of CPA:12 or any CPA:12 Subsidiary shall, nor shall it authorize or permit, directly or indirectly, any officer, director, investment advisor, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other agent, representative or Affiliate of CPA:12 or any CPA:12 Subsidiary to initiate, solicit, encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined herein), or enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction. CPA:12 shall, and shall cause the CPA:12 Subsidiaries to, take all actions reasonably necessary to cause their respective officers, directors, investment advisors, investment bankers, financial advisors, attorneys, accountants, brokers, finders and any other agents, representatives or Affiliates to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Competing Transaction. CPA:12 shall be responsible for (x) any failure on the part of it, any of the CPA:12 Subsidiaries or any of their respective officers and directors to comply with this Section 4.4(a) and (y) any material failure by their respective employees, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders or other representatives or Affiliates to comply with this Section 4.4(a). CPA:12 shall promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition, stock sale, asset sale or otherwise) CPA:12 or any CPA:12 Subsidiary, if any, to return or destroy all confidential information heretofore furnished to such person by or on behalf of CPA:12 or any CPA:12 Subsidiary.
     (b) CPA:12 shall notify CPA:14 in writing (as promptly as practicable but in any event within 24 hours of receipt) of the relevant details relating to all inquiries and proposals (including the identity of the parties, price and other terms thereof) which it or any of the CPA:12 Subsidiaries or any of their respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders or other representatives or Affiliates may receive after the date hereof relating to any of such matters and shall promptly inform CPA:14 in writing with respect to any such inquiry or proposal that becomes reasonably likely to lead to a proposal for a Competing Transaction (as defined herein), regardless of whether or not such proposal is likely to lead to a Superior Competing Transaction.
     (c) For purposes of this Agreement, a “Competing Transaction” shall mean any of the following (other than the transactions expressly provided for in this Agreement): (i) any merger, consolidation, share exchange, business combination or similar transaction involving CPA:12 (or any of the material CPA:12 Subsidiaries); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of the assets of CPA:12 and the CPA:12 Subsidiaries, taken as a whole, in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; or (iii) any tender offer or exchange offer for 50% or more of the voting power in the election of directors exercisable by the holders of outstanding CPA:12 Common Stock (or any of the CPA:12 Subsidiaries).
     (d) For purposes of this Agreement, a “Superior Competing Transaction” means a bona fide proposal for a Competing Transaction made by a third party which the Board of Directors of CPA:12 determines (after taking into account any amendment of the terms of the Merger by CPA:14 and/or any proposal by CPA:14 to amend the terms of the Transaction Documents or the Merger), in good faith and after consultation with its financial and legal advisors, (i) is on terms which are more favorable from a financial point of view to the CPA:12 Stockholders than the Merger and the other transactions contemplated by this Agreement, (ii) would result in such third party owning, directly or indirectly, all or substantially all of the CPA:12 Common Stock then outstanding (or all or substantially all of the equity of the surviving entity in a merger) or all or substantially all of the assets of CPA:12 and the CPA:12 Subsidiaries taken as a whole, (iii) is not subject to any material contingency, including any contingency relating to financing, unless the CPA:12 Board of Directors affirmatively determines such contingency may likely be overcome or addressed or the other party thereto has reasonably demonstrated in its written offer its ability to overcome or address, including the receipt of government consents or approvals, (iv) is reasonably capable of being consummated and (v) was not solicited by CPA:12, any CPA:12 Subsidiary or any of their respective officers, directors, investment advisors, investment bankers, financial advisors, attorneys, accountants, brokers, finders and any other agents, representatives or Affiliates in breach of this Section 4.4.
     Section 4.5. Public Announcements. CPA:12 and CPA:14 shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents, except as otherwise required by law in a manner which makes consultation impracticable.
     Section 4.6. Transfer and Gains Taxes. CPA:14 shall, with CPA:12’s good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement (together, with any related interest, penalties or additions to Tax, “Transfer and Gains Taxes”). Except as provided in the Sale Agreement, from and after the Effective Time, CPA:14 shall pay or cause to be paid all Transfer and Gains Taxes without deductions withheld from any amounts payable to the holders of the CPA:12 Common Stock.
     Section 4.7. Indemnification; Directors’ and Officers’ Insurance.
     (a) It is understood and agreed that CPA:12 shall indemnify and hold harmless, and, after the Effective Time, the Surviving Company and CPA:14 shall indemnify and hold harmless, each director and officer of CPA:12 or any of the CPA:12 Subsidiaries (the “Indemnified Parties”), as and to the same extent as such Indemnified Parties are indemnified by CPA:12 or the CPA:12 Subsidiaries as of the date hereof. Any Indemnified Party wishing to claim indemnification under this Section 4.7, upon learning of any such claim, action, suit, demand, proceeding or investigation, shall notify CPA:12 and, after the Effective Time, the Surviving Company and CPA:14, promptly thereof; provided that the failure to so notify shall not affect the obligations of CPA:12, the Surviving Company and CPA:14 except to the extent such failure to notify materially prejudices such party.
     (b) CPA:14 agrees that it shall maintain in full force and effect for a period of six years from the Effective Time all rights to indemnification existing in favor of, and all limitations of the personal liability of, the directors and officers of CPA:12 and the CPA:12 Subsidiaries provided for in the CPA:12 Charter or CPA:12 Bylaws or any provision of the comparable charter or organizational documents of any of the CPA:12 Subsidiaries, as in effect as of the date hereof, with respect to matters occurring prior to the Effective Time, including the Merger; provided, however, that all rights to indemnification in respect of any claims (each a “Claim”) asserted or made within such period shall continue until the disposition of such Claim. Prior to the Effective Time, CPA:14 shall purchase directors’ and officers’ liability insurance coverage for CPA:12’s directors and officers, in a form reasonably acceptable to CPA:12, which shall provide such directors and officers with runoff coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to the insured persons than, the directors’ and officers’ liability insurance coverage presently maintained by CPA:12.
     (c) This Section 4.7 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of CPA:14, CPA:12 and the

Surviving Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 4.7.
     (d) In the event that CPA:14 or the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or Surviving Company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of CPA:14 and the Surviving Company, as the case may be, assume the obligations set forth in this Section 4.7.
     Section 4.8. Purchases and Redemptions of CPA:12 Common Stock. During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time of the Merger, each of CPA:14 and CPA:12 agrees that it will not purchase, redeem or otherwise acquire any CPA:12 Common Stock or stock or other equity interests in any CPA:12 Subsidiary or any options, warrants or rights to acquire, or security convertible into, shares of CPA:12 Common Stock or stock or other equity interests in any CPA:12 Subsidiary.
     Section 4.9. Access; Confidentiality. To the extent applicable, CPA 12 and CPA 14 agree that upon reasonable notice, and except as may otherwise be required or restricted by applicable Law, each shall (and shall cause its Subsidiaries to) afford the other’s officers, employees, counsel, accountants and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its executive officers, to its properties, books, contracts and records and, during such period, each shall (and each shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties, personnel and litigation claims as may reasonably be requested but only to the extent such access does not unreasonably interfere with the business or operations of such party; provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made in this Agreement; provided, further that the parties hereto shall not be required to provide information (i) in breach of applicable Law or (ii) that is subject to confidentiality obligations. Unless otherwise required by Law, the parties shall hold all information of the other party which is confidential and is reasonably identified as such or should reasonably be known to be confidential, in confidence until such time as such information otherwise becomes publicly available through no wrongful act of the receiving party. In the event of termination of this Agreement for any reason, each party promptly shall return to such other party or destroy, providing reasonable evidence of such destruction, all such confidential information obtained from any other party, and any copies made of (and other extrapolations from or work product or analyses based on) such documents.
     Section 4.10. Sale Agreement. During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time of the Merger, CPA:12 agrees that it will not amend or terminate the Sale Agreement without the prior written consent of CPA:14, which consent shall not be unreasonably withheld or delayed.
ARTICLE V
CONDITIONS PRECEDENT
     Section 5.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to this Agreement to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholders’ Approvals. The CPA:12 Stockholder Approval and the CPA:14 Stockholder Approval shall have been obtained.
     (b) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened. All necessary state securities or blue sky authorizations shall have been received.
     (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions or agreements contemplated by the Transaction Documents shall be in effect.
     (d) Other Approvals. All consents, approvals, permits and authorizations required to be obtained from any Governmental Entity as indicated in Schedule 2.1(d)(iii) of the CPA:12 Disclosure Letter or Section 2.2(c)(iii) of the CPA:14 Disclosure Letter in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated thereby shall have been made or obtained (as the case may be).
     (e) Carey Asset Management Documents. Carey Asset Management Corp. shall have entered into (i) the Indemnification Agreement with CPA:14, or if Article X is applicable, Holdings and (ii) a letter agreement with CPA:14, or if Article X is applicable, Holdings, waiving any and all (x) Acquisition Fees and Subordinated Acquisition Fees (as those terms are defined in the Advisory Agreement) and (y) Subordinated Disposition Fees (as defined in the Advisory Agreement) which would otherwise be payable, pursuant to the Amended and Restated Advisory Agreement dated September 30, 2005 between CPA:14 and Carey Asset Management Corp. (“Advisory Agreement”), by CPA:14 in connection with the acquisition and/or subsequent disposition of the properties and assets acquired from CPA:12 in the Merger.
     (f) Sale of Assets. The closing of the transactions contemplated by the Sale of Assets shall have occurred.
     (g) Special Distribution. The Special Distribution shall have been declared, which shall have a record date prior to the Closing Date.
     Section 5.2. Conditions to Obligations of CPA:14, Holdings, Acquisition and Merger Sub. The obligations of CPA:14, Holdings, Acquisition and Merger Sub to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the following conditions, any one or more of which may be waived by CPA:14, or if Article X is applicable, Holdings (it being understood that the rights of Holdings to the benefit of this Section 5.2 shall apply only in the event that Article X is applicable):
     (a) Representations and Warranties. The representations and warranties of CPA:12 set forth in this Agreement shall be true and correct on and as of the Closing Date, as though made on and as of the Closing Date (except (x) for such changes resulting from actions permitted under Section 3.1 and (y) to the extent any representation or warranty is expressly limited by its terms to another date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality, CPA:12 Material Adverse Effect or any similar qualification or limitation), in the aggregate, would not reasonably be likely to have a CPA:12 Material Adverse Effect, and CPA:14, or if Article X is

applicable, Holdings, shall have received a certificate signed on behalf of CPA:12 by the Chief Executive Officer and the Chief Financial Officer of CPA:12 to such effect.
     (b) Performance of Covenants and Obligations of CPA:12. CPA:12 shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CPA:14, or if Article X is applicable, Holdings, shall have received a certificate signed on behalf of CPA:12 by the Chief Executive Officer and the Chief Financial Officer of CPA:12 to such effect.
     (c) Material Adverse Change. Since the date of this Agreement, there shall have occurred no changes, events or circumstances which, individually or in the aggregate, constitute a CPA:12 Material Adverse Effect. CPA:14, or if Article X is applicable, Holdings, shall have received a certificate signed on behalf of CPA:12 by the Chief Executive Officer and the Chief Financial Officer of CPA:12 to such effect.
     (d) Opinion Relating to REIT Qualification. CPA:14 shall have received an opinion, dated as of the Closing Date, of Greenberg Traurig, LLP to the effect that, at all times since its taxable year ended December 31, 2002, CPA:12 has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. For purposes of such opinion, which shall be in a form customary for transactions of this nature, Greenberg Traurig, LLP may rely on customary assumptions and representations of CPA:12 reasonably acceptable to CPA:14.
     (e) Consents. All necessary consents and waivers from third parties set forth in Schedule 5.2(e) of the CPA:12 Disclosure Letter in connection with the consummation of the Merger and the other transactions contemplated by the Transaction Documents shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a CPA:12 Material Adverse Effect.
     (f) Opinion Relating to the Merger. CPA:14 shall have received an opinion from Clifford Chance US LLP, dated as of the Closing Date, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of CPA:12 and CPA:14 will be parties to such reorganization within the meaning of Section 368(b) of the Code. For purposes of the foregoing opinion, which shall be in a form customary for transactions of this nature, Clifford Chance US LLP shall be entitled to rely upon customary assumptions and representations of CPA:12 and CPA:14.
     Section 5.3. Conditions to Obligations of CPA:12. The obligations of CPA:12 to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the following conditions, any one or more of which may be waived by CPA:12:
     (a) Representations and Warranties. The representations and warranties of CPA:14 set forth in this Agreement shall be true and correct on and as of the Closing Date, as though made on and as of the Closing Date (except (x) for such changes resulting from actions permitted under Section 3.2 and (y) to the extent any representation or warranty is expressly limited by its terms to another date), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality, CPA:14 Material Adverse Effect or any similar qualification or limitation), in the aggregate, would not reasonably be likely to have a CPA:14 Material Adverse Effect, and CPA:12 shall have received a certificate signed on behalf of CPA:14 by the Chief Executive Officer and the Chief Financial Officer of CPA:14 to such effect.

     (b) Performance of Covenants or Obligations of CPA:14. CPA:14 shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CPA:12 shall have received a certificate signed on behalf of CPA:14 by the Chief Executive Officer and the Chief Financial Officer of CPA:14 to such effect.
     (c) Material Adverse Change. Since the date of this Agreement, there shall have occurred no change, events or circumstances which, individually or in the aggregate, constitute a CPA:14 Material Adverse Effect. CPA:12 shall have received a certificate signed on behalf of CPA:14 by the Chief Executive Officer and Chief Financial Officer of CPA:14 to such effect.
     (d) Opinion Relating to REIT Qualification. CPA:12 shall have received an opinion, dated as of the Closing Date, of Clifford Chance US LLP to the effect that, at all times since its taxable year ended December 31, 2002, CPA:14 has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation as described in the Joint Proxy Statement/Prospectus and Form S-4 will enable CPA:14 to meet the requirements for qualification and taxation as a REIT under the Code. For purposes of such opinion, Clifford Chance US LLP may rely on customary assumptions and representations of CPA:14 reasonably acceptable to CPA:12, and the opinion set forth in Section 5.2(d).
     (e) Consents. All necessary consents and waivers from third parties in connection with the consummation of the Merger and the other transactions contemplated by the Transaction Documents shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a CPA:14 Material Adverse Effect.
     (f) Opinion Relating to the Merger. CPA:12 shall have received an opinion of Greenberg Traurig, LLP, dated as of the Closing Date, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of CPA:12 and CPA:14 will be parties to such reorganization within the meaning of Section 368(b) of the Code. For purposes of the foregoing opinion, which shall be in a form customary for transactions of this nature, Greenberg Traurig, LLP shall be entitled to rely upon customary assumptions and representations of CPA:12 and CPA:14.
ARTICLE VI
BOARD ACTIONS
     Section 6.1. Board Actions. Notwithstanding Section 4.4 or any other provision of this Agreement to the contrary, to the extent the Board of Directors of CPA:12 determines that its fiduciary duties under Law so require, as determined by such Board in good faith after consultation with outside counsel, CPA:12 may:
     (a) disclose to the CPA:12 Stockholders any information required to be disclosed under applicable Law;
     (b) to the extent applicable, comply with Rule 14e-2(a) or Rule 14(d)-9 promulgated under the Exchange Act with respect to a Competing Transaction; provided, however, that neither CPA:12 nor its Board of Directors shall be permitted to approve or recommend a Competing Transaction which is not a Superior Competing Transaction;

     (c) if it receives a proposal for a Competing Transaction (that was not solicited in violation of Section 4.4), (x) furnish non-public information with respect to CPA:12 and the CPA:12 Subsidiaries to the Person who made such proposal (provided that CPA:12 (i) has previously or concurrently furnished such information to CPA:14 and (ii) shall furnish such information pursuant to a confidentiality agreement) and (y) contact such third party and its advisors solely for the purpose of clarifying the proposal and any material contingencies and the capability of consummation, so as to determine whether the proposal for a Competing Transaction is reasonably likely to lead to a Superior Competing Transaction;
     (d) if its Board of Directors determines in good faith (after consulting with its outside counsel and financial advisors) that a proposal for a Competing Transaction (which proposal was not solicited in breach of Section 4.4) is reasonably likely to lead to a Superior Competing Transaction, continue to furnish non-public information and participate in negotiations regarding such proposal; provided, however, that not fewer than 24 hours prior to any determination by CPA:12’s Board of Directors that the proposal for a Competing Transaction is reasonably likely to lead to a Superior Competing Transaction, CPA:14 shall be notified orally and in writing of CPA:12’s Board’s intention to take such action and CPA:12 shall negotiate in good faith with CPA:14 concerning any such new proposal by CPA:14 prior to the expiration of such 24-hour period; provided further that CPA:12 shall promptly notify CPA:14 if the CPA:12 Board of Directors determines that a Competing Transaction is not, and is unlikely to become, a Superior Competing Transaction; and
     (e) approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of this Agreement and the Merger) a Superior Competing Transaction or enter into an agreement with respect to such Superior Competing Transaction.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
     Section 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger whether before or after the CPA:12 Stockholder Approval and the CPA:14 Stockholder Approval are obtained:
     (a) by mutual written consent duly authorized by the Boards of Directors of each of CPA:12 and CPA:14;
     (b) by CPA:14, upon a breach of any representation, warranty, covenant or agreement on the part of CPA:12 set forth in this Agreement, or if any representation or warranty of CPA:12 shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) or (b), as the case may be, would be incapable of being satisfied by December 31, 2006 (the “Termination Date”);
     (c) by CPA:12, upon a breach of any representation, warranty, covenant or agreement on the part of CPA:14 set forth in this Agreement, or if any representation or warranty of CPA:14 shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) or (b), as the case may be, would be incapable of being satisfied by the Termination Date;
     (d) by either CPA:14 or CPA:12, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable after the parties have used reasonable best efforts to have such judgment, injunction, order, decree or action removed, repealed or overturned;

     (e) by either CPA:14 or CPA:12, if the Merger shall not have been consummated before the Termination Date; provided, however, that a party that has materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 7.1(e); provided, that such date shall be automatically extended until March 31, 2007, if either (x) a condition to Closing hereunder, which is not capable of being satisfied as of the Termination Date, is reasonably likely to be satisfied by March 31, 2007 or (y) the Sale Agreement is extended until such time; provided, further, that either party may terminate this Agreement after March 31, 2007;
     (f) by either CPA:14 or CPA:12, if the Merger shall not have been consummated before the Termination Date; provided, however, that a party that has materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 7.1(e); provided, further, that such date shall be automatically extended for 90 days if either (x) such time is necessary to obtain the consents and approvals required under Section 5.1(d) or (y) the Sale Agreement is extended;
     (g) by CPA:14 or CPA:12 if, upon a vote at a duly held CPA:12 Stockholder Meeting or any adjournment thereof, the CPA:12 Stockholder Approval shall not have been obtained, as contemplated by Section 4.1;
     (h) by CPA:12, if the Board of Directors of CPA:12 or any committee thereof shall have withdrawn its recommendation of the Merger or this Agreement in connection with, or approved or recommended, a Superior Competing Transaction in accordance with the provisions of Section 6.1 and, subject to the provisions of Section 7.6 has paid, or has agreed in writing to pay, the CPA:14 Break-Up Expenses in accordance with Section 7.2 of this Agreement;
     (i) by CPA:14, if (i) prior to the CPA:12 Stockholder Meeting the Board of Directors of CPA:12 or any committee thereof shall have withdrawn or modified in any manner adverse to CPA:14 its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any Superior Competing Transaction or (ii) CPA:12 shall have entered into any agreement with respect to any Superior Competing Transaction; or
     (j) by CPA:14 or CPA:12 if, upon a vote at a duly held CPA:14 Stockholder Meeting or any adjournment thereof, the CPA:14 Stockholder Approval shall not have been obtained, as contemplated by Section 4.1.
     The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Affiliate of any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement. A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision in this Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 7.1 for any such termination.
     Section 7.2. Expenses.
     (a) Except as otherwise specified in this Section 7.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided that

CPA:12 and CPA:14 shall each bear one-half of the costs of filing, printing and mailing the Joint Proxy Statement/Prospectus and the Form S-4.
     (b) CPA:12 agrees that if this Agreement shall be terminated pursuant to Section 7.1(b), (g) or (h), then CPA:12 will pay to CPA:14, or as directed by CPA:14, an amount equal to the CPA:14 Break-Up Expenses; provided, that, such amount shall, subject to the provisions of Section 7.6, be paid promptly, but in no event later than two business days after such termination. For purposes of this Agreement, the “CPA:14 Break-Up Expenses” shall be an amount equal to CPA:14’s out-of-pocket expenses incurred in connection with this Agreement and the other transactions contemplated hereby (including, without limitation, all attorneys’, accountants’ and investment bankers’ fees and expenses) but in no event in an amount greater than $2.76 million.
     (c) CPA:14 agrees that if this Agreement shall be terminated pursuant to Section 7.1(c), then CPA:14 will pay to CPA:12, or as directed by CPA:12, an amount equal to CPA:12’s out-of-pocket expenses incurred in connection with this Agreement and the other transactions contemplated hereby (including, without limitation, all attorneys’, accountants’ and investment bankers’ fees and expenses) but in no event in an amount greater than $1.76 million.
     (d) The foregoing provisions of this Section 7.2 have been agreed to by each of the parties hereto in order to induce the other parties to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, it being agreed and acknowledged by each of them that the execution of this Agreement by them constitutes full and reasonable consideration for such provisions.
     (e) In the event that either CPA:14 or CPA:12 is required to file suit to seek all or a portion of the amounts payable under this Section 7.2, and such party prevails in such litigation, such party shall be entitled to all expenses, including reasonable attorneys’ fees and expenses, which it has incurred in enforcing its rights under this Section 7.2.
     Section 7.3. Effect of Termination. In the event of termination of this Agreement by either CPA:12 or CPA:14 as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of CPA:14 or CPA:12, other than the penultimate sentence of Section 4.2, Section 4.7, Section 7.2, this Section 7.3 and Article VIII and except to the extent that such termination results from a willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or a failure or refusal by such party to consummate the transactions contemplated hereby when such party was obligated to do so in accordance with the terms hereof.
     Section 7.4. Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the CPA:12 Stockholder Approval is obtained and prior to the filing of the Articles of Merger for the Merger with the State Department of Assessments and Taxation of Maryland; provided, however, that, after the CPA:12 Stockholder Approval is obtained, no such amendment, modification or supplement shall alter the amount or change the form of the Merger Consideration to be delivered to the CPA:12 Stockholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the CPA:12 Stockholders.
     Section 7.5. Extension; Waiver. At any time prior to the Effective Time, each of CPA:12 and CPA:14 may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of

Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
     Section 7.6. Payment of Expenses.
     (a) In the event that CPA:12 is obligated to pay CPA:14 the CPA:14 Break-Up Expenses pursuant to Section 7.2(b) (the “Expense Amount”), CPA:12 shall pay to CPA:14 from the applicable CPA:14 Break Up Expenses deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Expense Amount and (ii) the sum of (A) the maximum amount that can be paid to CPA:14 without causing CPA:14 to fail to meet the requirements of Code Sections 856(c)(2) and (3) for the year in which the Expense Amount would otherwise be payable, for this purpose treating such amount as income that does not qualify for purposes of Code Sections 856(c)(2) and (c)(3), as determined by CPA:14’s independent certified public accountants, plus (B) in the event CPA:14 receives either (1) a letter from CPA:14’s counsel indicating that CPA:14 has received a ruling from the IRS described in Section 7.6(b) or (2) an opinion from CPA:14’s counsel as described in Section 7.6(b), an amount equal to the Expense Amount less the amount payable under clause (A) above. To the extent the entire Expense Amount is not paid to CPA:14 in the year in which such amount would otherwise be payable as a result of the restrictions set forth in this Section 7.6(a), the Expense Amount shall be carried forward to the succeeding year and shall be payable (as described above) in such succeeding year by applying the same formula and by deeming such Expense Amount as payable in such succeeding year. To the extent the full Expense Amount has not been paid in the initial and succeeding year, the amount shall similarly be carried forward for each of the next three taxable years. To the extent that the entire Expense Amounts has not been paid in the initial year, the succeeding year and the three following years, the Expense Amount shall be forfeited by CPA:14. To secure CPA:14’s obligation to pay these amounts, CPA:12 shall deposit into escrow an amount in cash equal to the Expense Amount with an escrow agent selected by CPA:12 and on such terms (subject to Section 8.3(b)) as shall be mutually agreed upon by CPA:12, CPA:14 and the escrow agent. The payment or deposit into escrow of the Expense Amount pursuant to this Section 7.6(a) shall be made at the time CPA:12 would otherwise be obligated to pay CPA:14 pursuant to Section 7.2.
     (b) The escrow agreement shall provide that the Expense Amount in escrow or any portion thereof shall not be released to CPA:14 unless the escrow agent receives any of the following: (i) a letter from CPA:14’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to CPA:14 without causing the Payee to fail to meet the requirements of Code Sections 856(c)(2) and (3) determined as if the payment of such amount did not constitute income that qualifies for purposes of Code Sections 856(c)(2) and (3) (“Qualifying Income”) or a subsequent letter from CPA:14’s accountants revising that amount, in which case the escrow agent shall release such amount to CPA:14, or (ii) a letter from CPA:14’s counsel indicating that CPA:14 received a ruling from the IRS holding that the receipt by CPA:14 of the Expense Amount would either constitute Qualifying Income or would be excluded from gross income for purposes of Code Sections 856(c)(2) and (3) (or alternatively, CPA:14’s counsel has rendered a legal opinion to the effect that the receipt by CPA:14 of the Expense Amount would either constitute Qualifying Income or would be excluded from gross income for purposes of Code Sections 856(c)(2) and (3)), in which case the escrow agent shall release the remainder of the Expense Amount to CPA:14. CPA:12 agrees to amend this Section 7.6 at the request of CPA:14 in order to (A) maximize the portion of the Expense Amount that may be distributed to CPA:12 hereunder without causing CPA:12 to fail to meet the requirements of Code Sections 856(c)(2) and (3), (B) improve the likelihood of CPA:14 securing a ruling described in this Section 7.6(b), or (C) assist CPA:14 in obtaining a legal opinion from its counsel as described in this Section 7.6(b). The escrow agreement shall also provide that any portion of the Expense Amount not paid to CPA:14 in the initial year and the four succeeding years shall be released by the escrow agent to CPA:12. CPA:12 shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.
ARTICLE VIII
GENERAL PROVISIONS
     Section 8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
     Section 8.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):
     (a) if to CPA:12, to:
Corporate Property Associates 12, Incorporated
50 Rockefeller Plaza
New York, New York 10020
Attn: Chairman of the Audit Committee and General Counsel
Fax: (212) 492-8922
with a copy to:
Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, New York 10166
Attn: Judith Fryer, Esq.
Fax: (212) 801-6400
     (b) if to CPA:14, Holdings, Merger Sub or Acquisition, to:
c/o Corporate Property Associates 14, Incorporated
50 Rockefeller Plaza
New York, New York 10020
Attn: Chairman of the Audit Committee and General Counsel
with a copy to:
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attn: Kathleen L. Werner, Esq.
Fax: (212) 878-8375

     Section 8.3. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” is used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     Section 8.4. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     Section 8.5. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements entered into in connection with the transactions (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and, (ii) except for the provisions of Article I and Sections 4.7 and 4.2 are not intended to confer upon any Person other than the parties hereto any rights or remedies.
     Section 8.6. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THEREOF, EXCEPT TO THE EXTENT THAT THE MERGERS AND OTHER TRANSACTIONS CONTEMPLATED HEREBY ARE REQUIRED TO BE GOVERNED BY THE MGCL.
     Section 8.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     Section 8.8. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Maryland or in any Maryland State court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (i) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any Federal court located in the State of Maryland or any Maryland State court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.
     Section 8.9. Exhibits; Disclosure Letters. All Exhibits referred to herein, in the CPA:12 Disclosure Letter and in the CPA:14 Disclosure Letter are intended to be and hereby are specifically made a part of this Agreement.
ARTICLE IX
CERTAIN DEFINITIONS
     Section 9.1. Certain Definitions.

     “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
     “Employee Benefit Plans” means all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, pension plans and all other employee compensation and benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus (including, without limitation, any retention bonus plan), long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs.
     “CPA:12 Subsidiary” means each Subsidiary (as defined herein) of CPA:12, other than Subsidiaries of CPA:12 with no assets that are in the process of being dissolved.
     “CPA:14 Subsidiary” means each Subsidiary (as defined herein) of CPA:14.
     “IRS” means the United States Internal Revenue Service.
     “Knowledge” (A) where used herein with respect to CPA:12 and any CPA:12 Subsidiary shall mean the actual (and not constructive or imputed) knowledge of the persons named in Schedule 9.1 of the CPA:12 Disclosure Letter and (B) where used herein with respect to CPA:14 and any CPA:14 Subsidiary shall mean the actual (and not constructive or imputed) knowledge of the persons named in Schedule 9.1 of the CPA:14 Disclosure Letter.
     “Law” means any statute, law, common law, regulation, rule, order, decree, code, judgment, ordinance or any other applicable requirement of any Governmental Entity applicable to CPA:14 or CPA:12 or any of their respective Subsidiaries.
     “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
     “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns either (A) a general partner, managing member or other similar interest or (B) 50% or more of the voting stock, value of or other equity interests (voting or non-voting) of such corporation, partnership, limited liability company, joint venture or other legal entity.
     “Tax” or “Taxes” shall mean any Federal, state, local and foreign income, gross receipts, license, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions thereto.
     “Tax Protection Agreement” shall mean any agreement, oral or written, (A) that has as one of its purposes to permit a Person to take the position that such Person could defer taxable income that otherwise might have been recognized upon a transfer of property to any CPA:12 Subsidiary that is treated as a partnership for U.S. federal income Tax purposes, and that (i) prohibits or restricts in any manner the disposition of any assets of CPA:12 or any CPA:12 Subsidiary, (ii) requires that CPA:12 or any CPA:12 Subsidiary maintain, put in place, or replace indebtedness, whether or not secured by one or more of the CPA:12 Properties, or (iii) requires that CPA:12 or any CPA:12 Subsidiary offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including, without limitation, through a “deficit restoration obligation,” guarantee (including, without limitation, a

“bottom” guarantee), indemnification agreement or other similar arrangement), the risk of loss for Federal income Tax purposes for indebtedness or other liabilities of CPA:12 or any CPA:12 Subsidiary, (B) that specifies or relates to a method of taking into account book-Tax disparities under Section 704(c) of the Code with respect to one or more assets of CPA:12 or a CPA:12 Subsidiary, or (C) that requires a particular method for allocating one or more liabilities of CPA:12 or any CPA:12 Subsidiary under Section 752 of the Code.
     “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Voting Debt” shall mean bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests in CPA:12, any CPA:12 Subsidiary or CPA:14, as applicable, may vote.
ARTICLE X
ALTERNATE MERGER
     Section 10.1. Introduction. The provisions of this Article X shall apply if and only if the Reorganization Opinions are not delivered at Closing. If the Reorganization Opinions are delivered at Closing, the provisions of this Article X are null and void and neither of Holdings nor Acquisition shall have any rights or obligations under this Agreement.
     Section 10.2. Alternative Merger and Consideration.
     (a) In lieu of the merger of CPA:12 with and into CPA:14 whereby CPA:14 becomes the surviving company, at the Effective Time, Merger Sub shall be merged with and into CPA:12, whereby the separate corporate existence of Merger Sub shall cease and CPA:12 shall continue as the surviving company (and upon the applicability of this Article X, all references in this Agreement to the “Surviving Company” shall mean CPA:12) in accordance with the Laws of the State of Maryland. At the Effective Time, in lieu of receiving CPA:14 Common Stock pursuant to Section 1.5, the CPA:12 Stockholders who elect to receive common stock or who are required to receive common stock pursuant to Section 1.5(a) shall receive that number of shares of Holdings common stock, $.001 par value (“Holdings Common Stock”) equal to the product of (A) the number of shares of CPA:12 Common Stock owned by such CPA:12 Stockholder and (B) the Common Stock Exchange Ratio. Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Company. Immediately after the Effective Time, CPA:12 as the surviving corporation shall issue one fully paid and nonassessable share of common stock of CPA:12 as the surviving corporation to Holdings for each share of Holdings Common Stock issued to the CPA-12 Stockholders in the Alternate Merger.
     (b) In addition, at the Effective Time, Acquisition shall be merged with and into CPA:14, whereby the separate corporate existence of Acquisition shall cease and CPA:14 shall continue as the surviving company in accordance with the Laws of the State of Maryland. At the Effective Time and without any further action on the part of CPA:14, Acquisition, Holdings or any stockholder of CPA:14, each share of CPA:14 Common Stock outstanding immediately prior to the Effective Time shall be cancelled and, in exchange for cancellation of such share, the rights attaching to such share shall be converted into one share of Holdings Common Stock. Each issued and outstanding share of common stock of Acquisition shall be converted into and become one fully paid and nonassessable share of common stock of CPA:14 as the surviving corporation. Immediately after the Effective Time, CPA:14 as the surviving corporation shall issue one fully paid and nonassessable share of common stock of CPA:14 as the surviving corporation to Holdings for each share of Holding Common Stock issued to the CPA:14 Stockholders in the Alternate Merger.
     Section 10.3. Transfer Taxes. Holdings shall pay any stamp Tax or documentary Tax assessed upon or with respect to the issuance of common stock to be issued in accordance with Section 10.2.
     Section 10.4. Representations and Warranties of Holdings, Acquisition and Merger Sub. Holdings, Merger Sub and Acquisition jointly and severally represent and warrant to CPA:12 as follows:
     (a) Organization and Standing. Each of Holdings, Acquisition and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland, and has the full corporate power and authority to own, operate and lease its assets, to carry on its business as currently conducted, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. There is no state, country or territory wherein the absence of licensing or qualification as a foreign corporation by Holdings, Acquisition or Merger Sub would have a material adverse effect on any of them. Holdings, Acquisition and Merger Sub were incorporated on June 28, 2006 and have not had any business operations to the date hereof. Holdings will use reasonable best efforts to assure that Holdings will qualify as a REIT following the Closing.
     (b) Subsidiaries. Holdings does not have any Subsidiaries or any equity investment or other interest in, nor has it made advances or loans to, any corporation, association, partnership, joint venture or other entity, except for Acquisition. Acquisition does not have any Subsidiaries or any equity investment or other interest in, nor has it made advances or loans to, any corporation, association, partnership, joint venture or other entity. Merger Sub does not have any Subsidiaries or any equity investment or other interest in, nor has it made advances or loans to, any corporation, association, partnership, joint venture or other entity.
     (c) Charter and Bylaws.
          (i) Holdings, Acquisition and Merger Sub have furnished to CPA:12 and CPA:14 a true and complete copy of each of their charter and bylaws, as currently in effect.
          (ii) Immediately prior to the Effective Time, the charter of Holdings shall be identical to the CPA:14 Charter; provided, however, that Article I shall read in its entirety: “The name of the Corporation is CPI Holdings Incorporated.” Immediately prior to the Effective Time, the Bylaws of Holdings shall be identical to the CPA:14 Bylaws.
     (d) Directors and Officers. Immediately prior to the Effective Time, the directors of Holdings shall be identical to the directors of CPA:14.
     (e) Capitalization.
          (i) The authorized capital stock of Holdings consists of 120,000,000 shares of Holdings Common Stock, all of which at the Effective Time will have been duly authorized and validly issued, fully paid, non-assessable and outstanding, of which no shares are issued and outstanding as of the date of this Agreement. No shares of capital stock of Holdings have been reserved for any purpose, except pursuant to this Agreement. There are no outstanding securities convertible into or exchangeable for the capital stock of Holdings and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of Holdings. There are no outstanding agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase, transfer or registration for sale under the Securities Act of the Holdings Common Stock or any other securities of Holdings, except as contemplated hereunder. The Holdings Common Stock being issued on the Closing Date have been duly authorized by all necessary corporate action on the part of Holdings. The Holdings Common Stock, when issued, will be validly issued, fully paid and nonassessable.
          (ii) As of the date of this Agreement, the authorized shares of common stock of Acquisition consist of 10,006,000 shares of common stock (the “Acquisition Common Stock”). All outstanding shares of Acquisition are duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right. There are (i) no other shares of capital stock or voting securities of Acquisition, (ii) no securities of Acquisition convertible into or exchangeable for shares of capital stock or voting securities of Acquisition and (iii) no options or other rights to acquire from Acquisition, and no obligations of Acquisition to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Acquisition. Acquisition has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Alternate Merger and the other transactions contemplated by this Agreement.
          (iii) As of the date of this Agreement, the authorized shares of common stock of Merger Sub consist of 10,006,000 shares of common stock (the “Merger Sub Common Stock”). All outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right. There are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Alternate Merger and the other transactions contemplated by this Agreement.
     Section 10.5. Guaranty of Obligations of Holdings by CPA:14. CPA:14 hereby guarantees to CPA:12, as a primary obligor, payment and performance by Holdings of its obligations under this Agreement, including its obligation to issue Holdings Common Stock to the CPA:12 Stockholders and the stockholders of CPA:14 (including without limitation, all amendments hereof), subject to the terms, conditions and limitations hereof. CPA:14 hereby waives suretyship defenses, demand, payment, protest and notice of dishonor or nonperformance of any such obligations, and CPA:12 shall not be required to make any demand on Holdings for performance of any of its obligations under this Agreement, nor to exhaust any legal, contractual or equitable remedies against Holdings, prior to proceeding against CPA:14.
     Section 10.6. Further Action. If CPA:14 determines any further action is necessary or desirable to carry out the purposes of the Alternate Merger, the officers and directors of CPA:14 shall be fully authorized (in the name of Holdings and otherwise) to take such action.
     Section 10.7. Conditions Precedent. The respective obligations of the parties to this Agreement to effect the Alternate Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are subject to the satisfaction or waiver on or prior to the

Closing Date of the conditions set forth in Article V and, in addition, Section 10.7(d); provided, however, that:
     (a) the first sentence of Section 5.3(f) shall be deleted and replaced with the following: “CPA:12 shall have received an opinion of Greenberg Traurig, LLP, dated as of the Closing Date, to the effect that the Alternate Merger should qualify under Section 351(a) of the Code as a transfer of shares of CPA:12 Common Stock by the CPA:12 Stockholders in exchange for Holdings Common Stock and cash (and should not be treated to such CPA:12 Stockholders as a transfer described in Section 351(e) of the Code)”;
     (b) the first sentence of Section 5.2(f) shall be deleted and replaced with the following: “CPA:14 shall have received an opinion of Clifford Chance US LLP, dated as of the Closing Date, to the effect that (i) the merger of Acquisition with and into CPA:14 and the issuance of Holdings Common Stock to the CPA:14 Stockholders in exchange for their shares of CPA:14 Common Stock will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Holdings, Acquisition and CPA:14 will be a party to such reorganization within the meaning of Section 368(b) of the Code”;
     (c) the first sentence of Section 5.3(d) shall be deleted and replaced with the following: “CPA:12 shall have received an opinion, dated as of the Closing Date, of Clifford Chance US LLP to the effect that, (i) at all times since its taxable year ended December 31, 2002, CPA:14 has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation as described in the Joint Proxy Statement/Prospectus and Form S-4 will enable CPA:14 to meet the requirements for qualification and taxation as a REIT under the Code and (ii) commencing with its taxable year ending December 31, 2006, Holdings has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation, as described in the Joint Proxy Statement/Prospectus and Form S-4 will enable it to met the requirements for qualification and taxation as a REIT under the Code”; and
     (d) Merger Sub and Acquisition shall each have issued 6,000 shares of common stock as described in Section 10.8.
     Section 10.8. Additional Covenant. In addition to the covenants set forth in Article IV, as promptly as practicable following the date the parties determine to effect the Alternate Merger but not less than 2 days prior to the Closing Date, Merger Sub shall issue 6,000 shares of Merger Sub Common Stock to 120 separate persons and Acquisition shall issue 6,000 shares of Acquisition Common Stock to 120 separate persons (which may be the same persons who purchase the Merger Sub Common Stock).
     Section 10.9. Dissenters Rights.
     (a) Notwithstanding any provision of this Agreement to the contrary, to the extent that the right to demand payment of fair value of the CPA:12 Common Stock in connection with the Alternate Merger is available under the MGCL, Dissenting Shares held by a Dissenting Stockholder shall not be converted into the Merger Consideration but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the MGCL; provided, however, that each share of CPA:12 Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Stockholder who, after the Effective Time, withdraws his demand or fails to perfect or otherwise loses his right to receive payment of fair value, pursuant to the MGCL, shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, in the form of Holdings Common Stock, without interest.

     (b) Notwithstanding any provision of this Agreement to the contrary, to the extent that the right to demand payment of fair value of the CPA:14 Common Stock in connection with the Alternate Merger is available under the MGCL, any outstanding shares of CPA:14 held by a record holder or beneficial owner of shares of CPA:14 Common Stock who is entitled to demand and receive payment of the fair value of such holder’s shares pursuant to Section 3-202 of the MGCL and who does not vote for the Merger and complies with all provisions of the MGCL (including all provisions of Section 3-203 of the MGCL) concerning the right of holders of shares of CPA:14 Common Stock to object to the Merger and obtain fair value for their shares shall not be converted into the Merger Consideration but shall become the right to receive such consideration as may be determined to be due to such CPA:14 Stockholder pursuant to the MGCL; provided, however, that each share of CPA:14 Common Stock outstanding immediately prior to the Effective Time and held by a CPA:14 Stockholder who, after the Effective Time, withdraws his demand or fails to perfect or otherwise loses his right to receive payment of fair value, pursuant to the MGCL, shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, in the form of Holdings Common Stock, without interest.
     (c) CPA:12 shall give CPA:14 (i) prompt notice of any demands for payment of fair value pursuant to the applicable provisions of the MGCL received by CPA:12, attempted withdrawals of such demands, and any other instruments served pursuant to the MGCL and received by CPA:12 relating to rights of appraisal and (ii) the opportunity to participate in and direct the conduct of all negotiations and proceedings with respect to demands for payment of fair value under the MGCL. CPA:12 shall not, except with the prior written consent of CPA:14, make any payment with respect to any such demands for payment of fair value, or settle, or offer to settle, or otherwise negotiate any such demands for payment of fair value. CPA:14 will be responsible for any payment with respect to any such demands for payment of fair value from CPA:14 Stockholders who comply with the provisions in this Section.
[Signatures begin on the next page.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CORPORATE PROPERTY ASSOCIATES 14 INCORPORATED

By:	/s/ Trevor Bond
	Name:	Trevor Bond
	Title:	Director

CORPORATE PROPERTY ASSOCIATES 12 INCORPORATED

By:	/s/ Elizabeth P. Munson
	Name:	Elizabeth P. Munson
	Title:	Special Committee Chairperson

CPA:12 MERGER SUB INC.

By:	/s/ Gordon F. DuGan
	Name:	Gordon F. DuGan
	Title:	Director and CEO

CPA:14 ACQUISITION INC.

By:	/s/ Gordon F. DuGan
	Name:	Gordon F. DuGan
	Title:	Director and CEO

CPI HOLDINGS INCORPORATED

By:	/s/ Gordon F. DuGan
	Name:	Gordon F. DuGan
	Title:	Director and CEO

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ANNEX A

	Appraised Value	FMV Debt
Tenant / Guarantor	12/31/05	Balance 3/31/06	Equity

Assets maturing in the next 6 years or under-LLC
Asset Pool
Vacant Land (San Leandro, CA)	$1,492,000	$—	$1,492,000
Plantation Products Inc. (NK L&G/Garden Cos)	6,230,000	—	6,230,000
Milford Manufacturing (PAGG)	4,500,000	(2,406,926)	2,093,074
The Retail Dist Group	2,880,160	(2,827,622)	52,538
Wal-Mart	5,970,000	—	5,970,000
Medica	20,917,820	(13,104,487)	7,813,333
Pharmaco (Applied BioScience)	17,940,000	—	17,940,000
Brown/Career Education	16,890,000	(7,131,518)	9,758,482
Remec (Spectrian)	7,080,000	—	7,080,000
Carrefour II	37,315,593	(29,592,980)	7,722,613
Sports and Fitness (Austin)	9,290,000	(3,044,552)	6,245,448
Etec I & II (Applied Materials)	62,996,880	(20,637,392)	42,359,488
Balanced Care	5,740,000	—	5,740,000

WPC Subtotal	$199,242,453	$(78,745,476)	$120,496,977

Assets maturing between 7 to 19 years — CPA: 14
Asset Pool
McLane Foodservice	17,848,720	(8,204,328)	9,644,392
Best Buy	35,672,866	(10,010,327)	25,662,539
Truserve	22,203,270	(10,822,702)	11,380,568
Vermont Teddy Bear	7,800,000	(2,462,405)	5,337,595
Westell	18,180,000	(10,288,568)	7,891,432
Celadon Trucking Services, Inc	12,590,000	(1,929,842)	10,660,158
Gensia	21,775,225	(2,007,306)	19,767,919
Randall	9,220,000	(5,160,051)	4,059,949
Telos	20,340,000	—	20,340,000
Garden Ridge	7,150,000	(4,674,937)	2,475,063
Del Monte	15,693,300	(5,583,886)	10,109,414
Sports and Fitness (Houston)	8,950,000	(4,019,445)	4,930,555
Bon-Ton	22,260,000	(5,262,204)	16,997,796
Childtime	18,160,000	(6,363,176)	11,796,824
Compass/Sandwich	3,820,000	(1,540,547)	2,279,453
Perry Graphics	24,650,000	(9,409,437)	15,240,563
Advanced Micro Devices	34,713,860	(20,798,523)	13,915,337
Pacific Logistics (TX Freezer)	14,080,000	(3,778,928)	10,301,072
Intesys	16,266,700	(6,379,881)	9,886,819
CompuCom	14,910,042	(6,691,161)	8,218,881
Sunland Distribution	11,390,000	(5,027,592)	6,362,408
First Aid/Nutramix	8,660,000	—	8,660,000
Silgan	20,410,000	(6,694,295)	13,715,705
Galyan’s (IL, VA)	34,590,000	(15,589,803)	19,000,197
Rave Reviews	12,120,000	(4,071,796)	8,048,204
Upper Deck	20,134,800	(6,184,151)	13,950,649
Special Devices	17,855,300	(10,452,785)	7,402,515
Jen-Coat	17,160,000	(6,738,443)	10,421,557
Orbseal	14,520,000	(5,849,184)	8,670,816
Wellbridge (1)	21,642,090	(15,735,000)	5,907,090
ShopRite (Big V)	11,653,650	(4,182,238)	7,471,412

CPA:14 Subtotal	$536,419,823	$(205,912,940)	$330,506,883

Grand Total	$735,662,276	$(284,658,416)	$451,003,860

1)	The appraised value and debt balance are adjusted for the restructuring of Wellbridge.

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